    As filed with the Securities and Exchange Commission on February 5, 2001

                                                  Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                             The Thaxton Group, Inc.
                  (Name of small business issuer in its charter)

        South Carolina                     6140                   57-0669498
(State or other jurisdiction of (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                              1524 Pageland Highway
                         Lancaster, South Carolina 29720
                                 (803) 285-4337
                          (Address and telephone number
          of principal executive offices and principal place of business)

                                  -------------

                                  Allan F. Ross
              Vice President, Chief Financial Officer and Secretary
                             The Thaxton Group, Inc.
                              1524 Pageland Highway
                         Lancaster, South Carolina 29720
                                 (803) 285-4337
            (Name, address and telephone number of agent for service)

                                 -------------

                                    Copy to:

                              Barney Stewart III
                           Thomas H. O'Donnell, Jr.
                            Moore & Van Allen PLLC
                         100 North Tryon Street Suite 47
                      Charlotte, North Carolina 28202-4003
                                 (704) 331-1000

                               ------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ] ___________
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ] ___________

                                              CALCULATION OF REGISTRATION FEE
--------------------------------------------- ----------------- ----------------- ----------------- ------------------
               Title of each                                        Proposed          Proposed
                  class of                         Amount           Maximum           Maximum           Amount of
              securities to be                     to be         offering price      Aggregate        Registration
                 registered                      registered       per Unit (1)     Offering price          Fee
--------------------------------------------- ----------------- ----------------- ----------------- ------------------
Subordinated Term Notes Due 1, 3, 6, 12, 36     $75,000,000           100%          $75,000,000          $18,750
and 60 months and Subordinated Daily Notes
--------------------------------------------- ----------------- ----------------- ----------------- ------------------

Totals.....................................     $75,000,000           100%          $75,000,000          $18,750
======================================================================================================================

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                             The Thaxton Group, Inc.

                        $75,000,000 of Subordinated Notes

                                 Terms of Notes

                               Subordinated Term Notes          Subordinated Term Notes
                                     Due 1 Month              Due 6, 12, 36 and 60 Months       Subordinated Daily Notes
                                    -------------            -----------------------------      ------------------------

Minimum Initial Purchase                 $100                           $1,000                             $50
Interest Rate                         May vary.                        May vary.                        May vary.
Interest Payment                 Payable at maturity.          Payable, at your option,         Payable upon redemption.
                                                          monthly, quarterly or at maturity.


Redemption by Holder          Redeemable with forfeiture       Redeemable with penalty,        Redeemable without penalty.
                             of interest, unless waived.            unless waived.


Redemption by                  Not redeemable before               Redeemable upon          Redeemable upon 30 days' notice
Thaxton Group                         maturity                     30 days' notice.


Security and Ranking         Our 1 month notes will not    Our 6, 12, 36 and 60 month notes    Our daily notes will not be
                             be secured by any collateral  will not be secured by any          secured by any collateral and
                             and will be subordinate       collateral and will be subordinate  will be subordinate to all of
                             to all of our existing and    to all of our existing and future   our existing and future senior
                             future senior debt.           senior debt.                        debt.


                                                                     Per Note             Total

                 Total Public Offering Price . . . . . . . . . . .   100.00%              $75,000,000
                 Underwriting Discounts . . . . . . . . . . . . .      0.25%              $   187,500
                 Proceeds, before expenses, to us . . . . . . . .     99.75%              $74,812,500

     Our officers and employees will sell most of the notes, without compensation, in reliance on Rule 304-1 under the Securities Exchange Act of 1934. Carolinas First Investments, Inc. will sell the notes in a few states and assist us in managing the offering. Carolinas First Investments will receive a sales commission of .25% of the principal amount of the notes it sells and a monthly management fee of $6,250. The preceding table includes an estimate of the total amount of the discount we anticipate Carolinas First Investments will receive in sales commissions and fees over the life of the offering.

     There is no public trading market for these notes. We do not intend to list the notes on any securities exchange or other trading market and do not expect that any active trading market for the notes will develop.

     You should read "Risk Factors" beginning on page 7 for a discussion of risk factors that you should consider before investing in the notes.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed on the adequacy or accuracy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

     The notes will not be secured and are not savings deposits or obligations of an insured depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

                 The date of this prospectus is February , 2001.

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information or to make any additional representations. We are not offering the notes in any state where the offer is prohibited. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.


                                           TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----

Prospectus Summary.............................................................................      3

Risk Factors...................................................................................      7

Use of Proceeds................................................................................      9

Description of Notes...........................................................................     10

Selected Consolidated Financial Data...........................................................     15

Management's Discussion and Analysis of Financial Condition and Results of Operations..........     16

Business.......................................................................................     22

Management.....................................................................................     26

Principal and Management Shareholders..........................................................     27

Market for Common Equity and Related Stockholder Matters.......................................     27

Transactions with Related Parties..............................................................     28

Legal Matters..................................................................................     28

Experts........................................................................................     28

Plan of Distribution...........................................................................     29

Where You Can Find More Information............................................................     29

Index to Financial Statements..................................................................    F-1



        This prospectus includes "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of language such as "believes," "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to" or other similar words. Although we believe that our plans, intentions and expectations reflected in or suggested by any of our forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are discussed under "Risk Factors" and elsewhere in this prospectus.

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes a description of the terms of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read the entire prospectus, including the financial statements and related notes, carefully.

                               Thaxton Group, Inc.

     We are a diversified consumer financial services company that:

     o    provides small consumer loans to borrowers with impaired credit;
     o finances the purchase of used automobiles and insurance premiums for borrowers with impaired credit; o serves as an independent sales agent for a wide variety of property and casualty, health and life insurance companies; and
     o    provides a limited number of commercial loans.

     In February 1999, we acquired the consumer finance operations of FirstPlus Consumer Finance, Inc., including 144 consumer finance offices in seven states, 47 of which are located in Texas and 31 of which are located in South Carolina. The core business of these offices is to provide small consumer loans, real estate loans and used automobile financing loans to credit impaired borrowers. You should read the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Expansion Activities" for more information about this acquisition.

     Our executive offices are located at 1524 Pageland Highway, Lancaster, South Carolina 29720, and our telephone number is (888) 842-9866. We currently have a total of 212 finance offices and 14 insurance agency offices located principally in South Carolina, Texas, Mississippi, Georgia and Tennessee.

                                  The Offering

     We are offering up to $75 million of subordinated terms notes due 1, 6, 12, 36 and 60 months and subordinated daily notes. We expect the offering to continue until all $75 million of the notes are sold, but we reserve the right to suspend or terminate the offering at any time. The proceeds of this offering will be used primarily to repay outstanding debt under our credit facilities.

     Interest accrues on the notes at fixed rates based upon the term of each note. Current annual interest rates for the notes are as follows:

                    Daily note . . . . . . . . .       6.5%
                    1 month note . . . . . . . .       6.5%
                    6 month note . . . . . . . .       7.0%
                    12 month note . . . . . . . .      7.5%
                    36 month note . . . . . . . .     7.75%
                    60 month note . . . . . . . .     7.75%

     The actual initial annual interest rates may be more or less than these examples at the time you purchase notes. Also, if you purchase more than $50,000 in aggregate principal amount of the notes, you may receive a rate of interest higher than any of the rates shown above. Maximum rates offered are not expected to exceed 10%.

     You may obtain a schedule of the current interest rates for each security at the offices where the notes will be sold. In addition, you may call us at 1-888-842-9866 during normal business hours to obtain the current interest rates for the notes.

                   Summary Consolidated Financial Information

     Our consolidated financial information set forth below should be read in conjunction with our consolidated financial statements and related notes included in the back of this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                             Nine Months Ended
                                                                Year Ended December 31,       September 30,
                                                         --------------------------------   -------------------
                                                                                Pro Forma
                                                                                1999(1)
                                                                                ---------         Actual
                                                                  Actual                    -------------------
                                                         ----------------------
                                                            1998        1999       1999       1999       2000
                                                         ----------  ----------  --------  ----------  --------
                                                                               (Unaudited)(Unaudited)(Unaudited)
                                                             (dollars in thousands except per share amounts)

Income Statement Data:

Net interest income....................................      $10,154     41,994      45,028     29,277      31,849

Provision for credit losses............................        4,047     11,937      12,638      8,773       9,764

Net interest income after provision for credit losses.         6,107     30,057      32,390     20,504      22,085

Insurance commissions, net.............................        6,591     11,259      11,661      8,812      10,816

Other income...........................................          699      1,617       1,663      1,108       1,505

Operating expenses.....................................       14,893     40,387      42,926     28,457      33,432

Income tax expense (benefit)...........................         (468)     1,258       1,499        954         646

Net income (loss)--continuing operations ...............      (1,028)     1,288       1,289      1,014         328

Net income (loss) per common share-continuing
   operations..........................................        (0.34)      0.13        0.13       0.06       (0.05)


Balance Sheet Data:

Finance receivables....................................       69,980    213,170                            224,663

Unearned income........................................      (13,298)   (39,909)                           (39,883)

Allowance for credit losses............................       (4,711)   (10,661)                           (10,597)

Finance receivables, net...............................       51,971    162,600                            174,183

Total assets...........................................       78,996    234,935                            243,904

Total liabilities......................................       66,067    225,132                            236,413

Shareholders' equity...................................       12,929      9,803                              7,491


         (1) For information regarding the unaudited pro forma adjustments made to our historical financial data, which give effect to the inclusion of January 1999 data for our subsidiary, Thaxton Investment, see the "Unaudited Pro Forma Consolidated Financial Data" section of this prospectus.

                        Competitive Weaknesses and Risks

     We discuss in this prospectus, particularly in the "Risk Factors" section, our competitive weaknesses and the numerous uncertainties and contingencies beyond our control that affect our business, including:

     o our dependence on floating-rate debt to finance our fixed-rate receivables, which means that in periods of increasing interest rates, our profitability may decline and our ability to fulfill our obligations under the notes may be impaired;

     o the high credit and operating costs associated with operating in the non-prime consumer credit market; and

     o competition in the non-prime consumer credit market from competitors that have greater resources than we have and who are offering new sources of credit to our customers.

     You should carefully consider the information in the "Risk Factors" section in this prospectus as well as the other information and data included in this prospectus before deciding whether to purchase any of the notes.

                            Summary of Terms of Notes

Subordinated Term Notes Due 1 Month

Minimum Investment                          $100

Interest Rate                               We will determine periodically the rate of interest payable on 1 month notes.  This interest rate will be at least equal to the rate established for the most recent auction average of United States
                                            Treasury Bills with a maturity of 13 weeks, but no less than 2% per year and no more than 12% per year. One month term notes bear interest at a fixed rate until maturity.

Interest Payment                            Payable at maturity and compounded daily.

Extension Procedure                         The procedure for extending 1 month notes is described below under
                                            "Extension Procedure for Term Notes."

Additions and Redemptions by Holder         You may adjust the original principal amount of 1month notes without extending the maturity at any time through additional purchases or partial redemptions. You may not, however, reduce the outstanding principal amount below $100. If you present a 1 month note to us, we will record any adjustments to the original principal amount, such as additional purchases or partial redemptions. If you redeem a 1 month note, in whole or in part, prior to maturity, you will forfeit all accrued interest on the redeemed amount, unless we, in our sole discretion, waive the forfeiture in whole or in part.

Redemption by Thaxton Group                 We may redeem a 1 month note at any time on 15 days' notice.

Subordinated Term Notes Due 6, 12, 36 and 60 Months

Minimum Investment                          $1,000

Interest Rate                               We will determine periodically the rate of interest payable on 6, 12,
                                            36 or 60 month notes.  The interest rate will be at least equal to the rate established for the most recent auction average of United
                                            States Treasury Bills with a maturity of 52 weeks, but no less than
                                            2% per year and no more than 12% per year. Six, 12, 36 and 60 month notes bear interest at a fixed rate until maturity.

Interest Payment                            At your option, payable either monthly, quarterly or at maturity and compounded daily.

Extension Procedure                         The procedure for extending 6, 12, 36 and 60 month notes is described below under "Extension Procedure for Term Notes".

Redemption by Holder                        If you redeem, in whole or in part, prior to maturity, you will charged a penalty equal to the difference between the amount of interest actually accrued since the date of issuance, or most recent extension date, and the amount of interest that would have accrued had the rate of interest been 3% less than the rate currently in effect, unless we, in our sole discretion, waive the forfeiture in whole or in part. We, in our sole discretion, may require you to give
                                            30 days' prior written notice of a redemption.

Redemption by Thaxton Group                 We may redeem 6, 12, 36 and 60 month notes without premium at any time on 30 days' notice.

Extension Procedure for Term Notes          Not later than 15 days prior to the maturity date of a term note, we will provide you with an extension notice. The notice will advise you of:

                                            o the maturity date of the note;
                                            o the principal amount due on maturity;
                                            o the amount of accrued interest to the maturity date;
                                            o the applicable interest rate upon extension; and
                                            o your right to receive, upon request, a copy of this prospectus, as amended or supplemented.

                                            1, 6, 12, 36 and 60 month notes will be extended for a new 1, 6, 12, 36 or
                                            60 month term at the then applicable interest rate, unless you notify us in writing on or before the maturity date that you do not wish to extend the term.

                                            If you are a resident of Ohio, you must also sign a new application to purchase notes, which we will provide to you along with this prospectus, as amended or supplemented, in order to extend the term of your term note at the then applicable interest rate. If we do not receive a signed application on or before the maturity date, the principal outstanding on your term note, together with all interest accrued through the maturity date, will be paid to you.

Subordinated Daily Notes

Minimum Investment                          $50

Interest Rate                               We will determine periodically the rate of interest payable on daily notes.  The interest rate will be no less than 3% below or 5% above the most recent auction average of United States Treasury Bills with
                                            13 week maturities. The interest rate on daily notes will not be less than 2% per year or more than 12% per year. Daily notes bear interest at a fixed rate as of the date of issuance, but the rate may be adjusted as explained below prior to redemption.

                                            We may adjust the interest rate on daily notes on the first day of the month. You will be notified promptly by first class mail of any monthly adjustment in the interest rate.

Interest Payment                            Payable upon redemption and compounded daily.

Additions and Redemptions by Holder         You may adjust the original principal amount at any time through additional purchases or partial redemptions. You may not, however, reduce the outstanding principal amount below $50. If you present a daily note to us, we will record any adjustments to the original principal amount, such as additional purchases or partial redemptions. You may redeem daily notes, in whole or in part, at any time, without penalty.


                          Security and Ranking of Notes

     The notes:

     o    are general, unsecured obligations of Thaxton Group only; and

     o rank subordinate in right of payment to all existing and future senior debt of Thaxton Group.

Our subsidiaries are under no obligation with respect to the notes. At January 31, 2001, Thaxton Group had approximately $182 million of senior debt outstanding, which may be increased at any time.

                                  RISK FACTORS

     The purchase of the notes involves a high degree of risk. Before you invest in the notes, you should consider carefully all of the information contained in this prospectus and, in particular, the following risk factors. An investment in the notes should be made only by persons who can afford an investment with a high degree of risk and is suitable only for persons able to sustain the loss of their entire investment.

The payment of principal and interest on these notes is not insured by any governmental or private insurance fund or guaranteed by any of our subsidiaries.

     No governmental or private agency, including the FDIC, insures the notes. In addition, the notes are not guaranteed by any of our subsidiaries. Consequently, an investment in the notes is not insured or guaranteed against loss and the purchaser is dependent solely upon our earnings, our working capital and other sources of funds, including proceeds from the continuing sale of notes and our revolving credit facilities for repayment of principal at maturity and the ongoing payment of interest on the notes.

Because no trading market for the notes exists, and we do not expect one to develop, you may only liquidate your investment by payment from us.

     The notes are non-negotiable which means that the notes are not transferable without our prior consent. All transfers and assignments of the notes may be made only at our offices.

We depend on our debt financing arrangement with FINOVA Capital Corporation to provide capital and liquidity for our business.

     We may be unable to successfully continue our business if FINOVA cannot honor its contractual commitments to us, we cannot extend our credit facilities at the completion of our contract with FINOVA, or we cannot find satisfactory replacement debt financing. Additionally, our credit facilities with FINOVA require us to maintain certain financial ratios, and to comply with certain covenants in order to remain in good standing with FINOVA. We are unable to give you assurance that we will be able to comply with the terms of these facilities or be able to extend their commitment terms beyond their maturity dates. In the event we are unable to obtain extensions, our ability to obtain similar financing will depend upon, among other things, our financial condition and results of operations. We cannot guarantee that successor financing will be available when we would need it and on terms similar to those of our credit facilities with FINOVA. To the extent we are unsuccessful in maintaining or replacing our credit facilities, we may be unable to service our other debt, including the notes.

FINOVA is attempting to restructure its capitalization to avoid reorganization. The failure of FINOVA to restructure its capitalization could hurt our revenues and profitability, and our ability to pay the notes.

     On January 24, 2001, the news service thestreet.com reported that FINOVA announced its need to restructure its financing arrangements in order to avoid reorganization under court protection. Our growth depends to a great extent on our ability to continue to obtain addition funding from FINOVA. If FINOVA fails to restructure its financing arrangements or seeks to reorganize under bankruptcy laws, it may terminate or severely restrict additional funding for our business. As a result, we might not be able to extend additional loans to customers. This would have an adverse effect on our revenues and profitability, and our ability to pay the notes. We currently do not have an alternate source of financing comparable to our credit facilities with FINOVA and may not be able to obtain financing from another source at all or, if obtainable, on terms as favorable as those we now have with FINOVA.

Your notes are subordinate to our senior debt, which may adversely affect our ability to repay your debt.

     In the event that we are unable to pay our debts as they become due or we declare bankruptcy, reorganize or liquidate, we are required to pay all amounts due on our senior debt before we pay any amounts due on the notes. In addition, your right to receive payments on the notes could be adversely affected if we do not receive funds from our subsidiaries. If any of our subsidiaries are unable to provide us with funds or declares bankruptcy, liquidates or reorganizes, we may not be able to meet our payment obligations under the notes when the notes mature.

     Senior debt means all of our debt other than the notes. We may increase or decrease the amount of our senior debt at any time. As of January 31, 2001, we had approximately $182 million of senior debt outstanding. We cannot assure you that we will be able to pay amounts due on the notes if we become insolvent or dissolute, wind up, liquidate or reorganize.

Increased credit losses will reduce our profitability, and impair our ability to repay the notes.

     The non-prime consumer credit market is comprised of borrowers who are deemed to be relatively high credit risks due to various factors. These factors include, among other things, the manner in which they have handled previous credit, the absence or limited extent of prior credit history, and their limited financial resources. Consequently, our primary assets of non-prime consumer loans and used automobile sales contracts, relative to other assets such as prime consumer loans and retail installment contracts, involve a higher probability of default and greater servicing and collection costs. Our profitability depends upon our ability to properly evaluate the creditworthiness of credit-impaired borrowers, to maintain adequate security for used automobile sales contracts and to efficiently service and collect our portfolio of finance receivables. We are unable to assure purchasers of the notes that the credit performance of our customers will be satisfactory, or that the rate of future defaults and/or losses will not exceed our recent prior experience. Delinquency rates related to consumer lending and automobile financing are significantly influenced by general economic conditions, such as the rate of unemployment. If general economic conditions should worsen in the future, we anticipate that our delinquency rates would likely increase.

Rises in interest rates impair our ability to repay the notes by reducing our profitability.

     We depend on debt with floating interest rates to finance our portfolio of receivables, which bear interest income at fixed interest rates. Higher interest rates may adversely affect our profitability and our ability to service our obligations for the notes. Our finance receivables bear interest at fixed rates, including some which are limited to the maximum rates allowed under applicable law. During periods of rising interest rates, our interest expense generally increases while our interest income remains constant. Thus, net interest rate spreads decrease and our profitability is reduced.

Competition may compel us to reduce interests rates to our customers, which would reduce our profitability.

     The consumer finance business is highly fragmented and competitive. Traditional consumer finance sources, many of whom have generally ignored the non-prime consumer market in the past, are now serving this market. In addition, numerous nontraditional consumer finance sources are serving this market. Many of our competitors or potential competitors have significantly greater resources than we do. Increased competition from these sources or other sources of credit for credit-impaired borrowers in the markets we serve could result in our inability to attract new customers or retain our existing ones, which would have an adverse effect on our revenue and profitability. A reduction in revenue and profitability would weaken our financial position and our ability to service our debt.

James D. Thaxton controls our company.

     James D. Thaxton, Chief Executive Officer, President, and Chairman of the Board of Directors of Thaxton Group, beneficially owns more than 90% of the outstanding shares of the common stock of Thaxton Group. As a result, Mr. Thaxton is able to elect all of its directors, amend its articles of incorporation, effect a merger, sale of assets, or other business acquisition or disposition, and otherwise effectively control the outcome of other matters requiring shareholder approval. Our business and our ability to service our debt, including the notes, could suffer from an unfavorable decision by Mr. Thaxton.

                                 USE OF PROCEEDS

     After payment of expenses of approximately $900,000, we expect to receive net proceeds of approximately $74,100,000, if all of the notes are sold in this offering. We cannot assure you that we will receive any proceeds from this offering. In addition, we do not expect to have $74,100,000 in net proceeds available at any one time due to, among other factors, the maturities of the notes and the time period over which the offering will be conducted. Any net proceeds available to us from sales of the notes will be used to repay temporarily indebtedness outstanding under our revolving credit facilities.

                              DESCRIPTION OF NOTES

     The notes will be issued under an indenture between Thaxton Group and The Bank of New York, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture.

     The following description is a summary of the material provisions of the notes and the indenture. It does not restate the indenture in its entirety. We urge you to read the entire indenture because it, and not this description, defines your rights as holders of the notes. We have filed a copy of the indenture as an exhibit to the registration statement which includes this prospectus.


Brief Description of the Notes

     The notes:

     o    are general, unsecured obligations of Thaxton Group only; and

     o are subordinated in right of payment to all existing and future "senior indebtedness" of Thaxton Group.

Our subsidiaries have no obligation to pay amounts owned under the notes and have not guaranteed our payment obligations under the notes. As of January 31, 2001, we had approximately $182 million of senior indebtedness outstanding.


Terms of 1 month notes

     Additions/Redemptions. Each 1 month note will be issued in the minimum principal amount of $100 and will mature one month after date of issuance unless redeemed or extended. Holders of 1 month notes may adjust the original principal amount, without extending the maturity, at any time by increases or decreases resulting from additional purchases or partial redemptions. Partial redemptions may not, however, reduce the outstanding principal amount below $100. Upon presentation of a 1 month note certificate to us, we will, for the holder's convenience, record on the certificate any adjustments to the original principal amount, such as additional purchases or partial redemptions.

     Interest. We will determine, from time to time, the rate of interest payable on 1 month notes. The interest rate will be at least equal to the rate established for the most recent auction average of United States Treasury Bills with a maturity of 13 weeks, but no less than 2% per annum and no more than 12% per annum. The rate of interest at the time of purchase will be the rate of interest payable throughout the original term of the 1 month note. Interest will be payable at maturity and will be compounded daily.

Terms of Subordinated Term Notes Due 6, 12, 36 and 60 Months

     Each 6, 12, 36 or 60-month term note will be issued in the minimum principal amount of $1,000 and will mature 6, 12, 36 or 60-months after date of issuance unless redeemed prior to its maturity date. We will determine, from time to time, the rates of interest payable on the 6, 12, 36 or 60-month term notes. The interest rate will be at least equal to the rate established for the most recent auction average of United States Treasury Bills with a maturity of 52 weeks but no less than 2% and nor more than 12% per annum. The rate of interest at the time of purchase of a particular 6, 12, 36 or 60-month term note will be the rate of interest payable throughout the term of the note. Interest will be payable, at the holder's option, either monthly, quarterly or at maturity and will be compounded daily.

Procedure for Extensions of Notes

     Not later than 15 days prior to the maturity of a term note, we will provide the holder with an extension notice by first-class mail. The extension notice will advise the holder of the maturity date of the note, the principal amount due on maturity, the amount of accrued interest to the maturity date and the applicable interest rate upon an extension of the note. The extension notice will also inform the holder that, upon request, we will promptly furnish the holder with a copy of this prospectus, as amended or supplemented.

     Each 1, 6, 12, 36 or 60-month term note will be extended for successive 1, 6, 12, 36 or 60-month terms, respectively, at the rates of interest then in effect unless, prior to maturity, we receive written notification of the holder's intention to redeem the term note at maturity. Notwithstanding the foregoing, a holder of a note who is a resident of the State of Ohio must sign a new application to purchase notes, which we will provide to the holder along with a copy of this prospectus, as amended or supplemented, in order to extend the term of the note. If we do not receive an executed application on or prior to the maturity date, the principal outstanding on the note, together with all interest accrued through the maturity date, will be paid to the holder. Except for a possible change in the interest rate, all of the terms and conditions applicable to the notes when issued will also apply during each period of extension.

Terms of Daily Notes

     Additions/Redemptions. Daily notes will be issued in the minimum original principal amount of $50. Holders of daily notes may adjust the original principal amount at any time by increases or decreases resulting from additional purchases or partial redemptions. Partial redemptions may not, however, reduce the outstanding principal amount below $50. Upon presentation of a daily note certificate to us, we will, for the holder's convenience, record on the certificate any adjustments to the original principal amount, such as additional purchases or partial redemptions.

     Interest. We will determine the interest rate payable on daily notes which may fluctuate on a monthly basis. Any adjustment to the interest rate will be made on the first day of the month. The fluctuation may reflect adjustments which are either increases or decreases in the rate of interest payable. The interest rate, once adjusted, will be effective as of the first day of each month and shall remain in effect until we make another adjustment. The interest rate will be no less than 3% below nor more than 5% above the rate established for the most recent auction average of United States Treasury Bills with maturities of 13 weeks. Nevertheless, the interest rate will not be less than 2% per annum or more than 12% per annum. Interest will be accrued daily and compounded daily. Holders of daily notes will be notified by first-class mail of any monthly adjustments in the interest rate.

Redemption of Notes at Option of Holder.

     1 month notes. The holder of a 1 month note will have the right, at the holder's option, to redeem the 1 month note prior to maturity, in whole or in part. Upon early redemption, the holder will forfeit all accrued interest on the principal amount redeemed unless we, in our sole discretion, elect to waive all or a portion of the forfeited interest.

     6, 12, 36 or 60 Month Notes. The holder of a 6, 12, 36, or 60-month term note will have the right, at the holder's option, to redeem the note prior to maturity. If the holder redeems prior to maturity, the holder will forfeit an amount equal to the difference between the amount of interest actually accrued on the 6, 12, 36 or 60 month note since the date of issuance or most recent extension and the amount of interest that would have accrued on the note had the rate of interest been 3% less than the rate in effect at the date issuance or most recent extension unless we, in our sole discretion, elect to waive all or a portion of the penalty. When necessary, forfeited interest already paid to or for the account of the holder will be deducted from the amount redeemed. Holders of 6, 12, 36 or 60 month notes will also have the right to make partial redemptions prior to maturity. A partial redemption may not, however, reduce the principal amount to less than $1,000. The interest rate penalty for each redemption of a 6, 12, 36 or 60 month note will be calculated only upon the principal amount of the redeemed note. Six, 12, 36 or 60 month notes may be redeemed before maturity without interest rate penalty upon the death of any holder or if the holder is determined to be legally incompetent by a court or any other administrative body of competent jurisdiction. We retain the right to require the holder of a 6, 12, 36 or 60 month note to give us 30 days' prior written notice, by first class mail, of a redemption request, which notice shall specify the principal amount of the note to be redeemed and the redemption date.

     Daily Notes. The holder of a daily note will have the right, at the holder's option, to redeem the daily note at any time, in whole or in part, without penalty. If the holder redeems a daily note in full, the holder must surrender the daily note to us. We will fully discharge the obligations under the daily note by payment to the holder of the outstanding principal amount of the daily note, together with any accrued but unpaid interest, as reflected on our books.

     Possible 30 Day Notice Requirement for Redemption by Holders. As noted above, we may at any time, in our sole discretion, require holders of 6, 12, 36, or 60 month notes to give us 30 days prior written notice, by first class mail, of a redemption request. If we elect to impose this requirement, we expect to do so by informing holders of the notes of the requirement personally when they are present in our offices or the offices of our subsidiaries where the notes may be presented for redemption or by appropriate signage in these offices. We may also give this notice by mailing letters to holders of the notes. Interest will continue to accrue if we impose this notice requirement.

General Provisions Applicable to the Notes

     Optional Redemption. Except for the 1 month notes, which are not redeemable by us, we will have the right, at our option, to redeem daily notes and 6, 12, 36, or 60 month notes, in whole or in part, at any time. Interest on the redeemed notes will continue to accrue until the date of redemption and no premium shall be paid on the redeemed notes. We will give the holder at least 30 days' prior written notice by first class mail of each redemption specifying, among other things, the principal amount of the notes to be redeemed and the redemption date. The principal amount of the notes specified in the notice, together with interest accrued and unpaid on those notes to the date of redemption, will become due and payable on the redemption date.

     Subordination. The indebtedness evidenced by the notes is subordinate to the prior payment when due of the principal and interest on all of our senior indebtedness, which includes any debt we have incurred or guaranteed other than:

     o debt owed to one of our subsidiaries for money we borrow from or advanced by a subsidiary; or
     o other debt that by its terms is not superior in right of payment to the notes.

         Upon maturity of any senior indebtedness, payment in full must be made on the senior indebtedness before any payment is made on or in respect of the notes. During the continuance of any default in payment of principal of, or premium, if any, or interest or sinking fund on any senior indebtedness, or any other event of default for senior indebtedness which maturity has been accelerated, we may not make or agree to make any direct or indirect payment on the notes. Upon any distribution of our assets in any dissolution, winding up, liquidation or reorganization, payment of the principal of and interest on the notes will be subordinated to the prior payment in full of all senior indebtedness. The indenture does not limit our ability to increase the amount of senior indebtedness or to incur any additional indebtedness in the future that may affect its ability to make payments under the notes. Our obligation to pay principal or interest on the notes will not be otherwise be affected. The holders of the notes will be subrogated to the rights of the holders of the senior indebtedness to the extent of payments made on senior indebtedness come out of the distributive share of the notes. Because of this subordination, in the event of a distribution of our assets upon insolvency, some of our general creditors may recover more, ratably, than holders of the notes.

     Subordination Related to Corporate Structure. The notes will only be our obligations, and not the obligations of our subsidiaries. We do business through subsidiary corporations. Our rights and the rights of our creditors, including the holders of the notes, to participate in the distribution of the assets of any of our subsidiaries upon liquidation, dissolution or reorganization of a subsidiary will be subject to the prior claims of the subsidiaries' creditors. We may, however, be a creditor with recognized claims against the subsidiary, and these claims may be equal in right of payment to the claims of the subsidiaries' creditors.

     Defaults, Remedies and Limits on Liability. The term "event of default" when used in connection with the notes generally means any one of the following:

     (1) failure to pay interest when due, which failure continues for 30 days, or failure to pay principal of any of the notes when due, whether or not prohibited by the subordination provisions; and

     (2) some events of bankruptcy, insolvency or reorganization involving us or some of our subsidiaries.

     The indenture provides that the trustee will, within 90 days after the occurrence of a default, mail to the holders notice of all uncured defaults known to it. Except in the case of default in the payment of principal of or interest on any of the notes, the trustee will be protected in withholding notice if it in good faith determines that the withholding of notice is in the interest of the holders. The term "default" for this purpose shall only mean the happening of any event of default described above, excluding grace periods.

     If an event of default occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of any series of the notes then outstanding may declare the principal of and all accrued interest on all of the notes of the series to be due and payable immediately. The trustee will notify us in writing of this declaration, and, if the holders of the notes desire to make this declaration, they must also notify the trustee in writing of the declaration of acceleration. The holders of a majority in principal amount of the series of notes may rescind the declaration if:

     o We have paid or deposited with the trustee a sum sufficient to pay all overdue interest on the series of notes and principal of any notes which have become due except as the result of the declaration of acceleration; and
     o    all existing events of default have been cured or waived.

     Upon the occurrence of conditions specified in the indenture, the holders of a majority in principal amount of a series of notes may waive all defaults, except uncured defaults in payment of principal of or interest on the notes or uncured defaults under a provision which cannot be modified under the terms of the indenture without the consent of each holder affected. The indenture requires us to file periodic reports with the trustee as to the absence of defaults.

     None of our directors, officers, employees or shareholders will have any liability for our obligations under the notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a security waives and releases all of this liability. The waiver and release are part of the consideration for the issuance of the notes.

     Our charter and bylaws contain no specific provision for indemnification of our directors, officers or controlling persons against liability under the Securities Act of 1933. Our bylaws provide, however, for indemnification of our officers and directors against liabilities and reasonable expenses incurred in connection with any action, suit or proceeding to which the person may be a party because he is or was a director or officer of Thaxton Group or serving in a similar capacity at our request for another entity, to the fullest extent permitted by law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to our bylaws, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the notes being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     Consolidation, Merger, Conveyance, Transfer or Lease. We may not consolidate with, merge into, or transfer or lease substantially all of our assets to, any other corporation other than a subsidiary, unless the successor corporation assumes all of our obligations under the indenture and the notes. To effectuate these types of transactions, other conditions are required to be met as well. Thereafter all of the obligations under the indenture will terminate and the successor corporation formed by a consolidation or into which we merge or to which a transfer or lease is made will succeed to all of our rights and powers under the indenture.

     Notes Non-Negotiable. The notes are non-negotiable and no rights of ownership may be transferred by mere endorsement and delivery of the notes to a purchaser. All transfers and assignments of notes may be made only at our offices, upon presentation of the security and recordation of the transfer or assignment in our books. The notes are not transferable to any person who is a resident of a state where the offering of the notes has not been registered under applicable state securities laws, unless an exemption from registration is available.

     Modification of the Indenture. The indenture contains provisions permitting us and the trustee, without the consent of any holder,

     o to supplement or amend the indenture under specified circumstances, including to cure any ambiguity;

     o    to correct or supplement any other provision in the indenture;

     o    to evidence the succession of a successor us or the trustee;

     o to add to our covenants for the benefit of the holders or additional events of default;

     o    to secure the notes; or

     o to add any other provisions with respect to matters or questions arising under the indenture which we and the trustee deem necessary or desirable and which do not adversely affect the interests of the holders.

Otherwise, our rights and obligations and the rights of the holders may be modified by us and the trustee only with the consent of the holders of a majority in principal amount of each series of notes then outstanding. No reduction in the principal of or the interest rate on the notes or in the percentage of holders required for modification of the indenture and no extension of the maturity of any notes or in the time of payment of interest will be effective against any holder without his or her consent.

     Thaxton Group as Paying Agent. We will make all principal and interest payments to the holders, and we will provide notice of the payment to the trustee.

     Satisfaction and Discharge of Indenture. The indenture will be discharged and canceled upon payment of all the notes or upon deposit with the trustee of funds sufficient for the payment or redemption of the notes, within not more than one year prior to the maturity of all of the notes.

     The Trustee. The trustee is The Bank of New York, a New York banking corporation, whose principal corporate trust office is in New York City. Notice to the trustee should be directed to The Bank of New York, Towermarc Plaza, 10161 Centurion Parkway, Jacksonville, Florida 32256, Attention: Assistant Treasurer.

     The holders of a majority in principal amount of all outstanding series of notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, provided that this direction:

     o    would not conflict with any rule of law or with the indenture;

     o    would not be prejudicial to the rights of another holder; and

     o    would not subject the trustee to personal liability.

     The indenture provides that in case an uncured event of default should occur and be known to the trustee, the trustee will be required to use the degree of care of a prudent man in the conduct of its own affairs in the exercise of its power. Subject to using this standard, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders unless they shall have offered to the trustee security and indemnity satisfactory to it.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents selected consolidated financial information as of September 30, 2000 and for the nine-month periods ended September 30, 1999 and 2000 and each of the two fiscal years in the period ended December 31, 1999, which should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The selected consolidated financial information for the fiscal years ended December 31, 1999 and 1998 has been derived from our consolidated financial statements, which were audited by Cherry, Bekaert & Holland, LLP, independent auditors. The financial information for the nine-month periods ended September 30, 1999 and 2000 and as of September 30, 2000 has been derived from our unaudited financial statements. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the consolidated financial position and consolidated results of operations for these periods. The unaudited interim consolidated results of operations are not necessarily indicative of the consolidated results of operations for any other interim period or for any fiscal year as a whole.

                                                                   Year Ended             Nine Months Ended
                                                                  December 31,              September 30,
                                                               1998         1999          1999          2000
                                                               ----         ----          ----          ----
                                                                                            (Unaudited)
                                                              (Dollars in thousands, except per share amounts)

Income Statement Data:

Interest and fee income....................................  $15,088        59,140        43,150        46,409

Interest expense...........................................    4,934        17,146        13,873        14,560
                                                            --------      --------      --------      --------

Net interest income........................................   10,154        41,994        29,277        31,849

Provision for credit losses................................    4,047        11,938         8,772          9,764
                                                            --------      --------      --------      --------

Net interest income after provision for credit losses......    6,107        30,056        20,505        22,085

Insurance commissions, net.................................    6,591        11,259         8,812        10,816

Other income...............................................      699         1,617         1,108         1,505

Operating expenses.........................................   14,894        40,387        28,457        33,432

Income tax expense (benefit)...............................     (467)        1,258           954           646
                                                            --------      --------      --------      --------

Income (loss) from continuing operations...................   (1,028)        1,288         1,014           328

Discontinued operations net loss...........................      (55)       (1,643)         (918)         (599)

Net income (loss).......................................... $ (1,084)         (355)           96          (271)
                                                            ========       =======       =======       =======

Net Income (loss) per common share.........................    (0.35)        (0.26)        (0.06)        (0.12)

Average common shares outstanding..........................    3,803         6,976         6,995         6,975



                                       At Year Ended          At September 30,
                                        December 31,               2000
                                     1998           1999           ----
                                     ----           ----
                                                                 (Unaudited)
                             (Dollars in thousands)

Balance Sheet Data:

Finance receivables............     $69,980         213,170          224,663

Unearned income(1).............     (13,298)        (39,909)         (39,883)

Allowance for credit losses....      (4,711)        (10,661)         (10,597)

Finance receivables, net.......      51,971         162,600          174,183

Total assets...................      78,996         234,935          243,904

Total liabilities..............      66,067         225,132          236,413

Shareholders' equity...........      12,929           9,803            7,491

-------
(1) Includes unearned finance charges, dealer reserves on used automobile sales contracts and discounts on bulk purchases. Dealer reserves and discounts on bulk purchases totaled $1,241,633 and $704,657 at December 31, 1998, and 1999, respectively, and $1,220,265 at September 30, 2000.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Recent Expansion Activities. We expanded our business significantly in 1998, 1999 and 2000, principally through acquisitions.

     1998 Acquisitions. Our business expanded in 1998 with the addition of our commercial finance business and with the growth of our consumer finance and mortgage brokerage businesses. A wholly-owned subsidiary, Thaxton Commercial Lending, Inc., began our commercial finance business, which consists of making factoring and secured commercial loans to small and medium-sized businesses. We also increased the size of our consumer finance business in 1998 with the opening of consumer finance offices in Charlotte, North Carolina, Beaufort, South Carolina and the acquisition of Budget Financial Service, Inc.'s consumer finance offices in Amory and Aberdeen, Mississippi and in Vernon and Hamilton, Alabama. Finally, we acquired Paragon, Inc. in November 1998. Paragon, Inc. was a mortgage banking company engaged in the origination, funding, and whole loan sale of primarily "B" and "C" credit quality residential mortgages.

     1999 Acquisition of FirstPlus Consumer Finance offices. In February 1999 we acquired 144 consumer finance offices formerly owned by FirstPlus Consumer Finance, Inc. Originally, these offices were owned and operated by Thaxton Investment Corporation. Thaxton Investment was formed for the purpose of acquiring the FirstPlus Consumer Finance offices, and was wholly owned by James
D. Thaxton, who is our controlling shareholder, chairman and chief executive officer. On November 8, 1999, Thaxton Investment was merged into us under the terms of the Plan of Share Exchange Agreement dated as of September 30, 1999 among Thaxton Group, Thaxton Investment, Thaxton Operating Company and Mr. James
D. Thaxton. Mr. Thaxton, the sole shareholder of Thaxton Investment, transferred all of his shares of common stock of Thaxton Investment to us in exchange for 3,223,000 shares of our common stock. At the time of the merger, our management estimated that the aggregate fair market value of the common stock issued to Mr. Thaxton at approximately $30,000,000. Because we had been under common ownership and control with Thaxton Investment since February 1999, our acquisition of Thaxton Investment was accounted for at historical cost in a manner similar to pooling of interests accounting.

     2000 Acquisition of Quick Credit. On August 18, 2000, we acquired all of the stock of Quick Credit Corporation, a consumer finance company with 25 branch offices located in South Carolina. The purchase price was $12.75 million in cash. This acquisition was accounted for as a purchase and resulted in goodwill of approximately $5.0 million, which is being amortized over 15 years.

Discontinued Operations. We discontinued the operations of two of our businesses in 2000.

     Thaxton RBE. On March 1, 2000, we transferred all of the assets and liabilities of 32 insurance agency operations to a newly formed subsidiary, Thaxton RBE, Inc. The purpose of the transfer was to place the insurance operations in a separate entity to facilitate raising capital to fund the specialized non-standard automobile insurance business of Thaxton RBE. Immediately after the transfer, Thaxton Life Partners, Inc. acquired 90% of the equity of Thaxton RBE for $2 million. Thaxton Life Partners, Inc., is owned by James D. Thaxton, C.L. Thaxton, Sr., one of our directors, and other Thaxton family members. At March 31, 2000, we had a net receivable from Thaxton RBE of $5 million.

     During the third quarter of 2000, we decided to dispose of its remaining interest and investment in Thaxton RBE as soon as suitable financing for Thaxton RBE could be obtained. On August 31, 2000, Thaxton Life Partners arranged independent financing for Thaxton RBE, purchased our remaining 10% interest in Thaxton RBE and all amounts owed to us by Thaxton RBE were paid in full. We recorded a loss, net of income tax benefit, from the operations of Thaxton RBE of $1,542,409 for the year ended December 31, 1999 and $475,268 for the nine months ended September 30, 2000. For additional information about the effects of the discontinued operations, see Note 14 to our consolidated financial statements for the year ended December 31, 1999 and the nine month period ended September 30, 2000.

     Paragon. In December 2000, our board of directors adopted a plan to discontinue the operations of the mortgage banking business conducted by Paragon, Inc. Paragon ceased operations in December of 2000, and its assets have either been sold or are being held for ultimate sale or disposal. We recorded a loss, net of income tax benefit, from the operations of Paragon of $152,053 for the year ended December 31, 1999 and $123,685 for the nine months ended September 30, 2000. The estimated loss on disposal of Paragon is approximately $837,000 for fourth quarter operations and approximately $3,000,000 in disposition charges. For additional information about the effects of the discontinued operations, see Note 14 to our consolidated financial statements for the year ended December 31, 1999 and the nine month period ended September 30, 2000.


Results of Operations

Comparison of Nine-Months Ended September 30, 2000 to Nine-Months Ended September 30, 1999

     Net finance receivables increased 7% for the first nine months of 2000 to $174,183,000 from $162,600,000 for the same period in 1999. This was primarily due to the purchase of Quick Credit Corporation.

     Interest and fee income increased 8% in the first nine months of 2000 to $46,409,000 from $43,150,000 in the same period in 1999, primarily because the operations of the finance offices acquired from FirstPlus were included in our financial results for only eight months in 1999, and the entire nine months in 2000. The acquisition of Quick Credit also contributed to the increase in interest and fee income in the first nine months of 2000.

     Interest expense increased to $14,560,000 for the first nine months of 2000 from $13,873,000 in the same period in 1999. This increase was primarily attributable to interest rate increases in our variable rate credit facility resulting from increases in the prime rate, as well as the First Plus acquisition being included in our results of operations for only eight months of 1999.

     Insurance commissions net of insurance cost increased to $10,816,000 for the nine months ended September 30, 2000 from $8,812,000 for the same period of 1999, due to increased sale of insurance products in additional branch locations in our insurance operations.

     Operating expenses increased to $33,432,000 for the nine-months ended September 30, 2000 from $28,457,000 for the comparable period of 1999, a 17% increase, primarily as a result of additional branch locations operating in the current year.

     As a result of the above, we generated $328,000 in income from continuing operations for the nine months ended September 30, 2000 versus $1,014,000 for the nine months ended September 30, 1999.

     Stockholders' equity decreased from $9,803,000 at December 31, 1999 to $7,490,000 at September 30, 2000, a 25% decrease, primarily due to the repurchase of $1,500,000 of preferred stock in March 2000.


Comparison of Fiscal Year Ended December 31, 1999 to Fiscal Year Ended December 31, 1998

     Finance receivables at December 31, 1999 were $213,170,000 versus $69,980,000 at December 31, 1998, a 204% increase. The increase was primarily attributable to the acquisition of 144 consumer finance offices from FirstPlus in 1999.

     Unearned income at December 31, 1999 was $40,831,000 versus $12,190,000 at December 31, 1998. This increase was primarily attributable to the receivables acquired from FirstPlus.

     The allowance for credit losses increased to $10,661,339 at December 31, 1999 versus $4,710,829 at December 31, 1998, a 126% increase. This increase was primarily attributable to the $6.7 million additional allowance acquired in the course of the FirstPlus acquisition. Net credit losses increased to $12,263,478 for 1999 versus $4,145,031 for 1998, an increase of 296%, again a function of the increased receivables associated with the FirstPlus acquisition. However, credit losses expressed as a percentage of ending net finance receivables remained constant at 6.2% for both 1999 and 1998.

     Interest and fee income for the twelve months ended December 31, 1999 was $59,140,308 compared to $15,087,845 for the twelve months ended December 31, 1998, a 291% increase. Interest expense also increased to $17,146,411 for the twelve months ended December 31, 1999 versus $4,934,239 for the comparable period of 1998, an increase of 247%. The larger levels relate directly to the larger portfolio, and related levels of borrowings associated with the FirstPlus Acquisition. Additionally, our overall interest cost of borrowings, as related to earning assets, increased in 1999 as a result of higher leverage associated with the FirstPlus acquisition.

     Provision for credit losses increased significantly between years, from $4,046,460 in 1998 to $11,937,679 in 1999, or a 195% increase. Our credit losses, as a percentage of ending net finance receivables remained constant at 6.2% between years and the increase in provision for credit losses was primarily the result of the increased receivables and operational activity associated with the FirstPlus acquisition.

     Insurance premiums and commissions net of insurance cost increased to $11,259,084 for the twelve months ended December 31, 1999 from $6,590,849 for the comparable period of 1998, a 71% increase. This was primarily due to increased sales of insurance products to borrowers, brought about by management emphasis on this product line. Other income increased from $699,102 for the twelve months ended December 31, 1998 to $1,617,120 for the comparable period of 1999 due primarily to increased activity from the FirstPlus acquisition and the additional insurance agency offices.

     Total operating expenses increased from $14,893,014 for the twelve months ended December 31, 1998 to $40,387,150 for the comparable period of 1999, a 171% increase. The increase in expenses was due, in large part, to the acquisition of the four finance offices from Budget and the 1999 acquisition of 144 consumer finance offices from FirstPlus. Additionally, there was a general increase in other operating costs associated with administering a larger finance receivable portfolio and additional branch offices.

     For the twelve months ended December 31, 1999, we generated a pretax profit from continuing operations of $2,545,000, and net income from continuing operations of $1,288,000 as compared to a pretax loss and net loss of $1,496,000 and $1,028,000 from continuing operations for the comparable period of 1998. The 1999 pretax profit, and reduced net loss between years, was attributed to improved performance in the consumer finance business.

     Stockholders' equity decreased from $12,928,872 at December 31, 1998 to $9,802,579 at December 31, 1999 primarily as a result of our repurchase and retirement of 132,859 shares of common stock, 70,850 shares of Series A and Series D preferred stock, dividends paid on preferred stock of $734,012, and the net loss from operations of $355,190.

Credit Loss Experience

     Provisions for credit losses are charged to income in amounts sufficient to maintain this allowance at a level considered adequate to cover the expected future losses of principal and interest in the existing finance receivable portfolio. Credit loss experience, contractual delinquency of finance receivables, the value of underlying collateral, and management's judgment are factors used in assessing the overall adequacy of the allowance and resulting provision for credit losses. Our reserve methodology is designed to provide an allowance for credit losses that, at any point in time, is adequate to absorb the charge-offs expected to be generated by the finance receivable portfolio, based on events or losses that have occurred or are known to be inherent in the portfolio. The model utilizes historical charge-off data to predict the charge-offs likely to be generated in the future by the existing finance receivable portfolio. The model takes into consideration overall loss levels, as well as losses by originating office and by type, and develops historical loss factors which are applied to the current portfolio. In addition, changes in dealer and bulk purchase reserves are reviewed for each individual dealer and bulk purchase, and additional reserves are established for any dealer or bulk purchase if coverage is deemed to have declined below adequate levels. Our charge-off policy is based on an account by account review of delinquent receivables. Losses on finance receivables secured by automobiles are recognized at the time the collateral is repossessed. Other finance receivables are charged off when they become contractually past due 180 days, unless extenuating circumstances exist leading management to believe the finance receivables will be collectible. Finance receivables may be charged off prior to the normal charge-off period if management deems them to be uncollectible.

     Under our dealer reserve arrangements, when a dealer assigns a used automobile sales contract to us, we withhold a percentage of the principal amount of the contract, usually between five and ten percent. The amounts withheld from a particular dealer are recorded in a specific reserve account. Any losses incurred on used automobile sales contracts purchased from that dealer are charged against its specific reserve account. If at any time the balance of a dealer's specific reserve account exceeds the amount derived by applying the withheld percentage to the total amount of principal and interest due under all outstanding used automobile sales contracts purchased from the dealer, the dealer is entitled to receive distributions from the specific reserve account in an amount equal to the excess. If we continue to purchase used automobile sales contracts from a dealer, distributions of excess dealer reserves generally are paid quarterly. If we do not continue to purchase used automobile sales contracts from a dealer, distributions of excess dealer reserves are not paid out until all used automobile sales contracts originated by that dealer have been paid in full. The aggregate balance of all specific reserve accounts, including unpaid excess dealer reserves, are reflected in the balance sheet as a reduction of finance receivables. Our allowance for credit losses is charged only to the extent that the loss on a used automobile sales contract exceeds the originating dealer's specific reserve account at the time of the loss.

     We periodically purchase used automobile sales contracts in bulk. In a bulk purchase arrangement, we typically purchase a portfolio of used automobile sales contracts from a dealer at a discount to par upon our management's review and assessment of the portfolio. This discount is maintained in a separate account against which losses on the bulk portfolio purchased are charged. To the extent losses experienced are less than the discount, the remaining discount is accreted into income.

     The following table sets forth our allowance for credit losses and credit loss experience at or over the periods presented.

                                                   At or for year ended            At or for the nine months
                                                       December 31                   ended September 30,
                                                   1998            1999              1999               2000
                                                 --------        --------          --------           --------
Net finance receivables(1)..................   $56,130,791     161,805,620        162,827,219       174,444,342

Allowance for credit losses.................     4,710,829      10,661,339         11,094,309        10,596,974

Allowance for credit losses as a percentage of
   net finance receivables(1)...............          8.39%           6.59%              6.81%             6.07%

Dealer reserves and discounts on bulk
   purchases................................     1,241,633         704,657          1,202,000         1,232,798

Dealer reserves and discounts on bulk
   purchases as percentage of net automobile
   sales contracts at period end............          3.46%           2.62%              3.18%             3.69%

Allowance for credit losses and dealer
   reserves and discount on bulk purchases..     5,952,462      11,365,996         12,293,455        11,827,326

Allowance for credit losses and dealer
   reserves as a percentage of finance
   receivables..............................         10.60%           7.02%              7.55%             6.78%

Provision for credit losses.................     4,046,460      11,937,679          8,772,823        10,844,168

Charge-offs (net of recoveries).............     4,145,031      12,263,478          8,665,652        10,908,533

-------
(1) Net finance receivable balances are presented net of unearned finance charges, and exclude mortgage warehoused loans and commercial finance receivables. Average net finance receivables are computed using month-end balances.

     The following table sets forth important information concerning our premium finance contracts at the end of the periods indicated:

                                                                       At December 31,        At September 30,
                                                                    -------------------      -----------------
                                                                    1998         1999        1999        2000
                                                                    -----        -----       -----       ----
Premium finance contracts contractually past due 60 days or
   more(1)...................................................... $  119,345      241,804     272,320       268,456
Premium finance contracts outstanding(1)........................  3,228,160    8,029,703   8,060,430     7,880,834
Premium finance contracts contractually past due 60 days or
   more as a percentage of premium finance contracts............        3.6%         3.0%        3.4%          3.4%

-------
(1) Finance receivable balances are presented net of unearned finance charges and discounts on bulk purchases.


Liquidity and Capital Resources

     We generally finance our operations through cash flow from operations and borrowings under revolving credit facilities with FINOVA and the sale of subordinated notes, including the notes offered by this prospectus.

     Our credit facilities consist of two primary tranches for us and two primary tranches for Thaxton Investment. The primary tranches, tranches A and B, are used to finance consumer receivables. Tranche A advances accrue interest at the prime rate + 1.25% for us and the prime rate + 1.00% for Thaxton Investment. Tranche B advances accrue interest at the prime rate + 5.00% for us and the prime rate + 3.50% for Thaxton Investment The prime rate is the prime rate published by Citibank, N.A., or other money center bank as FINOVA may select. The credit facilities mature in 2004. The interest rates are adjusted monthly to reflect fluctuations in the designated prime rate. Accrued interest on borrowings is payable monthly. Under each facility, principal is due in full on the maturity date and can be prepaid without penalty. Substantially all of our and our subsidiaries' assets secure this revolving credit facility, which requires the borrowers to comply with restrictive covenants, including financial condition covenants. The security and covenants for Thaxton Investment's facility are substantially the same as those for our facility. Maximum borrowings under the credit facilities are limited to $232 million.

     As of September 30, 2000, $58 million was outstanding under our revolving credit facility, all under tranche A. As of September 30, 2000, there were no advances under Tranche B. Under the terms of the revolving credit facility, our net finance receivables as of September 30, 2000 would have allowed it to borrow an additional $11 million against existing collateral, with $38 million of total potential capacity available for borrowing against qualified finance receivables generated in future periods. As of September 30, 2000, the interest rates for borrowings were 9.50% for tranche A and 14.5% for tranche B.

     As of September 30, 2000, $112 million was outstanding under Thaxton Investment's revolving credit facility, of which $102 million was advanced under tranche A and $10 million under tranche B. This facility provides for advances up to $150 million. Borrowing availability is, however, limited to outstanding eligible receivables. As a result, Thaxton Investment's eligible receivables as of September 30, 1999 would have allowed it to borrow $2.6 million in excess of its outstanding indebtedness as of that date.

     Beginning in March 1998, we registered under the Securities Act of 1933, as amended, a continuous offering of up to $50 million of subordinated notes which are sold primarily to individual investors in South Carolina, Ohio, and North Carolina. The maturities of the notes range from a daily (or demand) note to a sixty month note. Interest rates vary in accordance with the fixed rates offered by us from time to time. The notes are currently offered at rates ranging from 6.5% to 7.75%. As of September 30, 2000, approximately $51 million of notes were outstanding, all of which were issued under this federal registration or under predecessor intra-state offerings of subordinated notes. The net proceeds from the sale of these notes are used to temporarily reduce the borrowings under our credit facilities with FINOVA.

     Management believes that the maximum borrowings available under our credit facilities with FINOVA, the net proceeds from the continued sale of subordinated notes, together with cash expected to be generated from operations, will provide the resources necessary to fund our liquidity and capital needs through 2001.

Net Interest Margin

     The principal component of our profitability is our net interest spread, which is the difference between interest earned on finance receivables and interest expense paid on borrowed funds. Statutes in some states regulate the interest rates that we may charge our borrowers, while interest rates in other states are unregulated and, consequently, competitive market conditions establish these rates. Significant differences exist in the interest rates earned on the various components of our finance receivable portfolio. The interest rate earned on used automobile sales contracts generally is lower than the interest rates earned on direct consumer loans due to competition from other lenders, superior collateral and longer terms. The interest rates earned on premium finance contracts are state regulated and vary based on the type of underlying insurance and the term of the contract.

     Unlike our interest income, our interest expenses are sensitive to general market fluctuations in interest rates. The interest rates paid to our primary lender, FINOVA, are based upon a published prime rate plus set percentages. Thus, general market fluctuations in interest rates directly impact our cost of funds. Our general inability to increase the interest rates earned on finance receivables may impair our ability to adjust to increases in the cost of funds resulting from changes in market conditions. Accordingly, increases in market interest rates generally will narrow our interest rate spread and lower our profitability, while decreases in market interest rates generally will widen our interest rates spreads and increase profitability.

     The following table presents important data relating to our net interest margin.

                                                    Year Ended                      Nine Months Ended
                                                    December 31,                      September 30,
                                          ------------------------------     -----------------------------
                                              1998             1999              1999             2000
                                            --------         --------          --------         --------
Average net finance receivables(1).....   $52,919,907       178,630,026       150,222,994      168,861,276

Average notes payable(1)...............    47,095,575       191,663,621       191,211,077      210,182,066

Interest and fee income(2).............    15,727,484        60,073,689        44,073,585       47,560,269

Interest expense(2)....................     4,366,757        17,549,804        14,583,095       15,556,771

Net interest income....................    11,360,727        42,523,885        29,490,490       32,003,497

Average interest rate earned(1)........         29.72%            33.63%            39.12%           37.55%

Average interest rate paid(1)..........          9.27%             9.16%            10.17%            9.87%

Net interest rate spread...............         20.45%            24.47%            28.95%           27.68%

Net interest margin(3).................         21.47%            23.81%            20.56%           20.30%

(1)  Averages are computed using month-end balances during the year presented.
(2)  Excludes Thaxton Insurance Group, Inc. interest income and expense and Paragon, Inc. loan fee income.
(3)  Net interest margin represents net interest income divided by average net finance receivables.


Impact of Inflation and General Economic Conditions

     Although we do not believe that inflation directly has a material adverse effect on our financial condition or results of operations, increases in the inflation rate generally are associated with increased interest rates. Because we borrow funds on a floating rate basis and generally extend credit at fixed interest rates, increased interest rates would increase our cost of funds and could materially impair our profitability. We intend to explore opportunities to fix or cap the interest rates on all or a portion of our borrowings. We can, however, give no assurance that fixed rate or capped rate financing will be available on terms acceptable to us. Inflation also may affect our operating expenses. Other general economic conditions in the United States could affect our business, including economic factors affecting the ability of our customers or prospective customers to purchase used automobiles and to obtain and repay loans.


Accounting Matters

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement addresses the accounting for derivative instruments, including some types of derivative instruments imbedded in other contracts, and hedging activities. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. We do not anticipate the adoption of the provisions of SFAS No. 133 will have a material impact on our financial position and results of operations.

                                    BUSINESS

     We are a diversified consumer financial services company engaged in the origination and servicing of loans made to credit-impaired borrowers, used automobile lending through the purchase and servicing of used automobile sales contracts, insurance premium finance lending through the purchase of insurance premium finance contracts, selling insurance products on an agency basis, and the factoring of accounts receivable and the origination and servicing of small commercial loans to small and medium sized businesses. We were organized in 1985.

     Direct Consumer Lending. Making small loans to borrowers with impaired credit is our largest line of business. Direct loans are relied upon by credit-impaired borrowers to meet short-term cash needs, finance purchases of consumer goods or refinance existing indebtedness. Almost all of our direct loans are unsecured. Only about 10% of these loans are secured, typically by first or second liens on real property. The usual term of a direct loan is 15 months. Interest rates on direct loans vary based on a number of factors, the most important of which is the extent to which the borrower's state of residence regulates interest rates. Some states in which we operate permit consumer lenders to simply post a maximum rate of interest in filings with regulatory authorities. In these states we typically post a maximum annual interest rate of 69%. Other states where we have offices impose specific maximum annual interest rates on direct loans that range from 10% to 36%. Other factors that we consider in setting the interest rate on a particular direct loan are the credit profile of the borrower, the type and value of any collateral and competitive market conditions.

     Each applicant for a direct loan must pass a thorough credit review. This review is conducted by the manager or personnel under his or her supervision in the office where the application is taken. This review generally takes into account the borrower's credit history, ability to pay, stability of residence, employment history, income, discretionary income, debt service ratio, and the value of any collateral. We use an industry standard application analysis score sheet to compile information on the factors described above. If a direct loan is to be secured by real estate, we obtain an appraisal of the property, obtain a title opinion from an attorney and verify filing of a mortgage or deed of trust before disbursing funds to the borrower. A senior officer must approve any direct loan to be secured by real estate. The principal competitive factors for these types of loans are the interest rate charged and customer service.

     In connection with making direct consumer loans, we also offer, as agent, credit life and credit accident and health insurance. Instead of filing financing statements to perfect our security interest in the collateral on all direct consumer loans secured by personal property other than an automobile, we purchase non-filing insurance from an unaffiliated insurer. On these loans we charge an amount approximately equal to the filing fees that we would have charged to the customer if we had filed financing statements to perfect our security interest. This amount is typically included in the amount of the loan. We use this amount to pay premiums for non-filing insurance against losses resulting from failure to file. Under our non-filing insurance arrangements, approximately 90% of the premiums paid are refunded to us on a quarterly basis and are netted against charge-offs for the period.

     Used Automobile Sales Finance. Another line of business for us is the financing of used automobile purchases. We purchase sales contracts from independent automobile dealers who have been approved by the manager of an individual finance office or a regional supervisor. Office managers and regional supervisors periodically evaluate independent dealers in their market areas to ensure that we purchase sales contracts only from reputable dealers carrying an inventory of quality used automobiles. We enter into a non-exclusive agreement with each dealer which sets forth the terms and conditions on which we will purchase sales contracts. The dealer agreement generally provides that sales contracts are sold to us without recourse to the dealer with respect to the credit risk of the borrower. If the dealer breaches the terms of the agreement or a customer withholds payment because of a dispute with the dealer regarding the quality of the automobile purchased, the dealer typically is obligated to repurchase the sales contract on our demand for its net unpaid balance. If the purchaser of the automobile recovers any amount from us as a result of a claim against the dealer, the dealer agreement provides that the dealer will reimburse us for any amount paid the customer and for any costs we incur as a result of the claim.

     The dealer agreement allows us to withhold a specified percentage of the principal amount of each sales contract purchased. This dealer reserve arrangement is designed to protect us from credit losses on sales contracts. These dealer reserves, which range from five to 10% of the net amount of each sales contract, are negotiated on a dealer-by-dealer basis and are subject to change based upon the collection history on sales contracts we have purchased from the dealer.

     In purchasing used automobile sales contracts, underwriting standards are used that take into account principally the degree of a proposed buyer's creditworthiness and the market value of the vehicle being financed. The office manager, or other office personnel under the manager's supervision, conducts the credit evaluation review. This review generally takes into account similar factors as for our review of direct consumer loans. We generally do not finance more than 100% of the average trade-in value of the automobile as listed in the current edition of the National Association of Automobile Dealers Official Used Car Guide.

     From time to time we purchase used automobile sales contracts in bulk from dealers who have originated and accumulated contracts over a period of time. By doing so, we are able to a obtain large volumes of sales contracts in a cost-effective manner. For bulk purchases, our underwriting standards take into account principally the borrowers' payment history and the collateral value of the automobiles financed. These purchases are typically made at discounts ranging from 25% to 50% of the financed portion of the contract. Generally no dealer reserve arrangements are established with bulk purchases. In connection with bulk purchases, we review all credit evaluation information collected by the dealer and the servicing and collection history of the sales contracts.

     We compete with others in used car financing primarily based on the price paid for used automobile sales contracts, which is a function of the amount of the dealer reserve, and the reliability of service to participating dealers. We generally do not compete based on the same type of used automobile to be financed because our competition concentrates their financing activities on late-model used automobiles purchased from franchised dealers rather than older-model used automobiles purchased from independent dealers, which is the target market of our used automobile sales financing activities. The size of our average used automobile sales contract is considerably smaller than that of many other companies engaged in purchasing used automobile sales contracts. We believe this is due in large part to the fact that most of our competitors are seeking to do business primarily with franchised dealers selling late-model, lower mileage used automobiles, coming off leases or which were rental cars, for significantly higher prices than the prices for automobiles offered for sale by the independent dealers with whom we have relationships. The independent dealers from whom we purchase used automobile sales contracts typically sell automobiles that tend to be somewhat older, higher mileage vehicles. Because the costs of servicing and collecting a portfolio of finance receivables increase with the number of accounts included in the portfolio, we believe that many apparent potential competitors will choose not to do business with independent dealers.

     In connection with the origination of used automobile sales contracts, we offer, as agent, credit life, and credit accident and health insurance. Borrowers under sales contracts and direct loans secured by an automobile are required to obtain comprehensive and collision insurance on the automobile that designates us as loss payee. A loss payee is the person who receives insurance proceeds in the event an automobile is damaged in a collision. If the borrower allows the insurance to lapse during the term of the contract or loan, we will purchase a vendors' single interest insurance policy, which insures us against a total loss on the automobile. The cost of the premium will then be added to the borrower's account balance. We also offer, as agent, limited physical damage insurance, which satisfies the requirement that the borrower purchase comprehensive and collision insurance.

     Insurance Premium Finance. We provide short-term financing of insurance premiums purchased indirectly through independent insurance agents. The premiums are primarily for personal lines of insurance that are typically too high for a credit-impaired borrower to pay in six-month increments, such as automobile insurance. Financing the premium allows the insured to pay it in smaller increments, usually monthly. Most agents who refer premium finance business to us are located in North Carolina, South Carolina and Virginia. A small amount of our business involves financing premiums for commercial lines of insurance for small businesses, including property and casualty, business automobile, general liability and workers' compensation. A substantial amount of our premium finance business is derived from customers of the 48 insurance offices owned and operated by Thaxton RBE, Inc., which is owned by Thaxton Group CEO James D. Thaxton and members of his family.

     When an individual purchases an insurance policy from an agent with whom we have a relationship, the agent will offer the opportunity to enter into a premium finance contract that allows the insured to make a down payment and finance the balance of the premium. The typical term of a premium finance contract ranges from three to eight months depending primarily upon the term of the underlying insurance policy. The required down payment ranges from 20% to 50% of the premium. We sometimes allow agencies to charge a smaller down payment. In those instances, we have an arrangement where that agency reimburses our premium finance company for any losses incurred in excess of 5% of the original contract. We generally impose the maximum finance charges and late fees that applicable state law permits for premium finance contracts, which are extensively regulated in the states where we engage in this business. All of the states in which we operate permit assessment of a fee of up to $15 on each premium finance contract and a maximum interest rate of 12% per annum. Because we are able to cancel the insurance policy generally within a period of 23 to 28 days after the due date of a delinquent payment and receive a refund of the unearned portion of the premium, the creditworthiness of the insured is a less important factor than the size of the down payment and an efficient and effective system for servicing and collecting our portfolio of premium finance contracts.

     Insurance Agency Activities. We sell, on an agency basis, various lines of automobile, property and casualty, life, and accident and health insurance. The insurance companies that we represent assume all underwriting risk on most of the policies we sell. The insurance company that issues a policy we sell pays us a commission based on a standard or negotiated schedule. We are eligible for additional commission payments from some of the companies we represent if the loss experience on the policies we sell for those companies falls below specified levels and the total premiums on such policies exceed a specified minimum. In 1998, we began selling a new program in North Carolina where we assumed limited underwriting risk on non-standard automobile collision insurance with minimum limits. In the fourth quarter of 1999, and throughout the first half of 2000, we expanded the sale of this policy into Arizona, New Mexico, and Colorado. This business was discontinued and sold on August 31, 2000.

     Commercial Finance. In 1998, we began making commercial loans and offering factoring services to small business clients. Our commercial loans usually are secured, most often with real estate. In factoring, we advance funds to the client based upon the balance of designated accounts receivable due from their customers. The client then assigns or sells these receivables to us, notifies its customers to send payment directly to us and we collect the receivables and credit the amount advanced to the client. Generally, we advance to our factoring client 80% to 95% of the dollar value of each receivable, holding the difference in reserve. We charge a fee equal to one to four percent of the amount advanced for this service and may also charge interest on any uncollected balances. Almost all of our factoring contracts are with recourse, which allows us to charge any uncollected receivables back to the client after a period ranging from 60 to 90 days.


The Consumer Finance and Insurance Agency Industries

     The segment of the consumer finance industry in which we operate is commonly called the "non-prime credit market." Our borrowers under direct loans and automobile sales contracts typically have limited credit histories, low incomes or past credit problems. These borrowers generally do not have access to the same sources of consumer credit as borrowers with long credit histories, no defaults and stable employment because they do not meet the stringent objective credit standards that most traditional lenders use. The non-prime credit market for used automobile finance and loans is highly competitive and fragmented, consisting of many national, regional and local competitors. New competitors are able to enter this market with relative ease. Historically, commercial banks, savings and loans, credit unions, financing arms of automobile manufacturers and other lenders providing traditional consumer financing have not consistently served this segment of the consumer finance market. Several large bank holding companies in an effort to recapture some of the customers their bank subsidiaries have traditionally rejected on the basis of their rigid credit scoring systems now serve the non-prime credit market through automobile finance subsidiaries. We also face increasing competition from a number of companies, including bank credit card companies, providing similar financing to individuals that cannot qualify for traditional financing. Many of these competitors or potential competitors have significantly greater resources than we do and have pre-existing relationships with established networks of dealers. To the extent that any of these lenders significantly expand their activities in the markets where we operate or plan to operate, our profitability could be threatened.

     Although the primary service-providers in the premium finance industry are different than those who serve the non-prime credit market for direct loans and used automobile finance, credit-impaired borrowers also are the primary borrowers under premium finance contracts. Insurance companies that engage in direct writing of insurance policies generally provide premium financing to their customers who need the service. Numerous small independent finance companies like us are engaged in providing premium financing for personal lines of insurance purchased by credit-impaired borrowers through independent insurance agents. Because the rates they charge are highly regulated, these companies compete primarily on the basis of efficiency in providing the financing and servicing the loans. A significant number of independent insurance agents provide premium financing to their customers either directly or through affiliated entities. As banks are allowed to enter the insurance business, they also are increasingly engaging in the premium finance business.

     Independent insurance agencies represent numerous insurance carriers and typically place a customer's business with the carrier whose combination of features and price best match the customer's needs. In comparison, direct agents represent only one carrier. Most carriers find the use of independent agencies to be a more cost-effective method of selling their products than using a direct agent force. Competition among independent insurance agencies is intense. Numerous other independent agencies operate in most of the markets where our insurance offices are located. Direct agents for various insurance companies located in some of our markets also compete with us. We compete primarily on the basis of service and convenience. We attempt to develop and maintain long-term customer relationships through low employee turnover and responsive service representatives and offer virtually all types of insurance products.

     Banks and commercial finance companies dominate the commercial lending industry. Many banks, however, do not offer factoring services, and most banks do not make loans to the higher risk business clients that we finance. Most commercial finance companies engage in lending to larger businesses or engage in lending to specialized businesses. Our primary competition comes from independent factoring companies who, like us, specialize in smaller, higher risk clients.

Regulation

     Consumer finance companies and insurance agents are extensively supervised and regulated under state and federal statutes and regulations. Depending upon the nature of a particular transaction and the state of residence of the borrower or the customer, we may be required to:

     o    obtain licenses and meet specified minimum qualifications;
     o limit the interest rates, fees and other charges for which the borrower may be assessed;
     o limit or prescribe specified other terms and conditions of the financing;
     o    govern the sale and terms of insurance products; and
     o    define and limit the right to repossess and sell collateral.

Federal and state laws also require us to provide various disclosures to prospective borrowers, prohibit misleading advertising, protect against discriminatory lending practices and prohibit unfair credit practices. We believe we comply in all material respects with applicable governmental regulations. These requirements change frequently however, and we cannot be certain that future changes or modifications in these laws will not have a material adverse affect on our business either through increased compliance costs or prohibition or limitation of a profitable line of business.

Employees

     As of January 31, 2001, we employed 1,098 full-time employees and 102 part-time employees, none of whom was covered by a collective bargaining agreement. Of that total, 62 were located in our headquarters in Lancaster, South Carolina and 1,177 were located in our other offices. We generally consider our relationships with our employees to be good.

Property

     Our executive offices are located in Lancaster, South Carolina in a leased office facility of approximately 28,000 square feet. The lease expires in August 2012, and includes an option to renew for an additional five-year term. We lease all of our branch office facilities. In some instances, we lease these facilities from affiliates. These offices range in size from approximately 800 square feet to 2,200 square feet. Since most of our business with automobile dealers is conducted by facsimile machine and telephone, we do not believe that the particular locations of our finance offices are critical to our business of purchasing used automobile sales contracts or our premium finance operations. Location is somewhat more important for our direct loan and insurance agency operations. Other satisfactory locations are, however, generally available for lease at comparable rates and for comparable terms in each of our markets.

     We currently have a total of 212 finance offices and 14 insurance agency offices in the following states.

        Finance Offices                     Insurance Agency Offices
        ---------------                     ------------------------
        South Carolina..........82          South Carolina.........12

        North Carolina ..........8          North Carolina..........2

        Texas ..................47

        Mississippi.............24

        Georgia.................21

        Tennessee...............10

        Kentucky.................9

        Ohio.....................7

        Alabama..................2

        Virginia.................2


Legal Proceedings

     We presently are not a party to any material legal proceedings nor is our management aware of any material threatened litigation against us.

                                   MANAGEMENT

Directors and Executive Officers

     Our directors and executive officers and their ages as of January 31, 2001 were as follows:

  Name                   Age                            Position
 ------                 -----                          ----------
James D. Thaxton......     53    Chairman of the Board, President and Chief Executive Officer

Robert L. Wilson......     60    Executive Vice President, Chief Operating Officer and Director

Allan F. Ross.........     52    Vice President, Chief Financial Officer, Treasurer, Secretary and
                                 Director

C.L. Thaxton, Sr. ....     77    Director

     James D. Thaxton has served as our Chairman of the Board, President and Chief Executive Officer since we were founded. Prior to joining us, Mr. Thaxton was an insurance agent at C.L. Frates & Company in Oklahoma City, Oklahoma from 1974 to 1976. From 1972 to 1973, he was employed as an underwriter by United States Fidelity and Guaranty. James D. Thaxton is the son of C.L. Thaxton, Sr.

     Robert L. Wilson joined us in January 1991 and has served since July 1991, as our Executive Vice President, Chief Operating Officer and a director. From October 1988 until July 1990, Mr. Wilson served as Operations Manager of MANH--Financial Services Corp. For more than 25 years prior to October 1998, Mr. Wilson served in various positions with American Credit Corporation and its successor, Barclays American Corporation, including as Southeastern Regional Manager and Executive Vice President of Barclays American Credit Division.

     Allan F. Ross joined us in March 1997, and has served as Vice President and Corporate Controller since April 1997, and as a Director, Secretary, Treasurer and Chief Financial Officer since February 1998. From 1989 to 1997, Mr. Ross was the managing partner of a CPA and consulting practice. From 1978 to 1989, Mr. Ross was Vice President and Financial Controls Director of Barclays American Corporation. From 1974 to 1978, Mr. Ross was a practicing CPA with Arthur Andersen & Company, and with Deloitte and Touche, LLP. He is a certified public accountant.

     C.L. Thaxton, Sr. has been a director since we were founded. Mr. Thaxton is a director of Thaxton Insurance, which he founded in 1950 and is the manager of its Pageland office. Mr. Thaxton is the father of James D. Thaxton.

     All directors hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified. Our executive officers are appointed by and serve at the discretion of the board of directors.

     Our board of directors directly oversees executive compensation, and oversees and approves salaries and incentive compensation for our executive officers and other employees. The board of directors also directly oversees the selection of our independent auditors and reviews the results and scope of the audit and other services that the independent auditors provide. Directors do not receive any compensation for their service as members of the board of directors. All directors are reimbursed for their expenses reasonably incurred in attending board meetings.

Executive Compensation

     The following table below shows the compensation paid or accrued to our executive officers for the years ended December 31, 1999 and December 31, 1998.

                           Summary Compensation Table

                                               Annual Compensation
                                           -----------------------------
Name and Principal Position                Year ($) Salary ($) Bonus ($)
---------------------------                -------- --------------------

James D. Thaxton,...........................  1999   113,880    92,757

   President and Chief Executive Officer      1998   119,419    62,317



Robert L. Wilson,...........................  1999   125,280     5,102

   Executive Vice President                   1998   135,444        --

                      PRINCIPAL AND MANAGEMENT SHAREHOLDERS

     The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of January 31, 2001 for each person known to us to own more than 5% of our outstanding common stock, each of our executive officers and directors and our directors and executive offers as a group.

                                               Number of Shares and            Percentage of Common
Name of Beneficial Owner                  Nature of Beneficial Ownership        Stock Outstanding
------------------------                  ------------------------------       --------------------
James D. Thaxton.....................                   6,456,000(1)                  92.6%

Robert L. Wilson.....................                        --                          --

Allan F. Ross........................                        --                          --

C. L. Thaxton, Sr. ..................                      15,555(2)                     *

Directors and officers as a group....                   6,471,555                     92.8%

-------
 *   Indicates less than one percent ownership.
(1) Includes 1,112,828 shares held by a family limited partnership as to which Mr. Thaxton shares voting and investment power.
(2) Includes 15,222 shares held of record by Mr. Thaxton's spouse, Katherine D. Thaxton, as to which Mr. Thaxton shares voting and investment power.

         The address of all of the beneficial owners of our common stock is 1524 Pageland Highway, Lancaster, South Carolina 29720.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Due to the relatively small number of shares held by non-affiliates, there is no active trading market for our common stock, although trades in the stock occur occasionally in the over-the-counter market. At January 31, 2001, there were 164 shareholders of record.

     We have not paid any dividends on common stock during the last two fiscal years or during the nine-month period ended September 30, 2000 and we have no plans to pay any cash dividends on common stock in the foreseeable future. Our credit facilities restrict us from paying any cash dividends in excess of 25% of net income in any fiscal year.

                        TRANSACTIONS WITH RELATED PARTIES

Stock Transaction with Director

     In January 1999, Mr. Perry L. Mungo divested his ownership interest in the company and resigned from the board of directors. At his request, we repurchased all of his common stock, totaling 29,200 shares, for $10 per share.

Thaxton Investment

     On February 1, 1999, Mr. James D. Thaxton, our Chairman, President, Chief Executive Officer and controlling shareholder, organized Thaxton Investment. Mr. Thaxton owned all of the issued and outstanding common stock of Thaxton Investment. Thaxton Investment's board of directors and executive officers were, with one exception, identical to ours. Prior to our acquisition of all of the issued and outstanding common stock of Thaxton Investment, our executive officers and other administrative personnel provided management services to Thaxton Investment and charged a monthly management fee in the amount of $36,440 based upon time estimates of our personnel for work performed for the benefit of Thaxton Investment. The management fee also included the reimbursement of other direct costs incurred in the course of our provision of management services to Thaxton Investment.

     On November 8, 1999, we completed its acquisition of all of the outstanding common stock of Thaxton Investment. Mr. Thaxton transferred all of his shares of Thaxton Investment to us in exchange for 3,223,000 shares of our common stock. Because we had been under common ownership and control with Thaxton Investment since February, 1999, our acquisition of Thaxton Investment was accounted for at historical cost in a manner similar to pooling of interests accounting.

Acquisition and Subsequent Disposition of Thaxton RBE, Inc.

     At the end of 1998, and throughout 1999, we made a series of acquisitions of insurance agencies in Arizona, New Mexico, Nevada, Colorado and North Carolina, as well as a general insurance agency in Virginia. At the same time, we entered into a contract with American Bankers Insurance Group, Inc., pursuant to which we agreed to sell American Bankers non-standard insurance policies sold by these agencies and to retain the underwriting risk, and any profit or loss from operations. This business ultimately consisted of 30 non-standard automobile agency office locations, plus two insurance general agencies in Virginia and South Carolina.

     On March 1, 2000, we transferred all of the assets and liabilities of these agency operations to Thaxton RBE, a newly-formed subsidiary. The total amount of the assets transferred was approximately $8 million, the majority of which were intangible. The purpose of the transfer was to place the operations of Thaxton RBE in a single entity to facilitate raising additional capital for Thaxton RBE to fund its initial stage operations. Immediately subsequent to the formation and asset transfer, Thaxton Life Partners, Inc. invested $2,000,000 in the capital stock of Thaxton RBE and obtained a 90% interest in that company as a result of the investment. Thaxton Life Partners, Inc., is owned by James D. Thaxton, C. L. Thaxton, Sr. and other Thaxton family members. As a result of these transactions, we had a net receivable from Thaxton RBE in the amount of $5 million at March 31, 2000.

     During the third quarter of 2000, we decided to discontinue operations and dispose of its interest and investment in Thaxton RBE as soon as suitable financing for Thaxton RBE could be obtained. On August 31, 2000, Thaxton Life Partners was able to arrange independent financing for Thaxton RBE, and Thaxton Life Partners purchased the remaining 10% interest in RBE from us. At the time of the sale, all amounts owed us were paid in full.


                                  LEGAL MATTERS

     Moore & Van Allen, PLLC, Charlotte, North Carolina will pass upon the validity of the notes offered for sale with this prospectus.

                                     EXPERTS

     The consolidated financial statements of The Thaxton Group, Inc. as of December 31, 1999 and 1998, and for the years then ended have been included herein and in the registration statement in reliance upon the report of Cherry, Bekaert & Holland, LLP, independent certified public accountants, appearing elsewhere herein, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of FirstPlus Consumer Finance, Inc. as of December 31, 1998 and 1997 and for the years then ended have been included herein and in the registration statement in reliance upon the report of Elliott, Davis & Company, L.L.P., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                              PLAN OF DISTRIBUTION

     Our officers and employees and those of some of our finance and insurance subsidiaries will sell the notes in states where they are permitted to do so without registration as a broker-dealer and in reliance upon Rule 3a4-1 under the Securities Exchange Act of 1934. Persons associated with us and our affiliates who participate in the offering of the notes will limit their participation to activities permitted under Rule 3a4-1, and no commissions or other direct or indirect compensation will be paid to these persons in connection with the sale of the notes.

     We will engage Carolinas First Investments, Inc., a registered broker-dealer, to sell the notes on a "best efforts" basis in some states and to assist us in managing the offering. Under the terms of our sales agency agreement with Carolinas First Investments, Carolinas First Investments will receive sales commissions of 0.25% of the principal amount of the notes sold by Carolina First Investments, plus a monthly management fee of $6,250 and reimbursement of expenses incurred in managing the offering.

     We may also employ the services of one or more other broker-dealers to sell the notes on a non-exclusive, "best efforts" basis. We anticipate that any broker-dealer we retain to assist with the distribution of the notes would receive sales commissions ranging from 0.25% to 5% of the principal amount of the notes sold through the broker-dealer and possibly reimbursement of certain of the broker-dealer's costs and expenses. We may also agree to indemnify the broker-dealer against some liabilities, including liabilities arising under the Securities Act of 1933.

     We may market the notes through the use of newspaper advertisements, mailings of this prospectus to our insurance and selected consumer finance customers, signs in our offices and in the offices of some of our finance and insurance subsidiaries and by providing copies of this prospectus to potential purchasers who inquire about purchasing the notes. Our officers, directors or employees will not market the notes by mass mailings, telephone calls or other personal solicitation.

     Daily notes will not be offered or sold in South Carolina.


                       WHERE YOU CAN FIND MORE INFORMATION

     We filed a registration statement on Form SB-2 with the Commission with respect to the registration of the notes offered for sale with this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information pertaining to Thaxton Group, the notes offered by this prospectus and related matters, you should review the registration statement, including the exhibits filed as a part of the registration statement. Each statement in this prospectus referring to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for a complete statement of its terms and conditions.

     We file annual, quarterly and current reports, and other information with the Commission. So long as we are subject to the Commission's reporting requirements, we will continue to furnish the reports and other required information to the Commission. You may read and copy any reports and other information we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the operations of the public reference room. The Commission also maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. Our filings are available, using our name or stock trading symbol, "THAX," on the Commission's internet site.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                           Page
                                                                                                           ----
The Thaxton Group, Inc.

Independent Auditors' Reports............................................................................    F- 2

Consolidated balance sheets as of December 31, 1999 and 1998.............................................    F- 3

Consolidated statements of income for the years ended December 31, 1999 and 1998.........................    F- 4

Consolidated statements of stockholders' equity for the years ended December 31, 1999 and 1998...........    F- 5

Consolidated statements of cash flows for the years ended December 31, 1999 and 1998.....................    F- 6

Notes to consolidated financial statements...............................................................    F- 7

Consolidated balance sheets as of September 30, 2000 (unaudited) and December 31, 1999...................    F-19

Consolidated statements of income for the nine-months ended September 30, 2000 and 1999 (unaudited)......    F-20

Consolidated statements of cash flows for the nine-months ended September 30, 2000 and 1999 (unaudited)..    F-21

Notes to consolidated financial statements (unaudited)...................................................    F-22

FirstPlus Consumer Finance, Inc. and Subsidiaries

Report of Independent Certified Public Accountants.......................................................    F-26

Consolidated balance sheets as of December 31, 1998 and 1997.............................................    F-27

Consolidated statements of income and retained earnings for the years ended December 31, 1998 and 1997...    F-28

Consolidated statements of cash flows for the years ended December 31, 1998 and 1997.....................    F-29

Notes to consolidated financial statements...............................................................    F-30

Unaudited Pro Forma Consolidated Financial Data of The Thaxton Group, Inc. Introduction..................    F-36

Unaudited pro forma consolidated statement of operations for the year ended December 31, 1999............    F-36

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
The Thaxton Group, Inc.

     We have audited the accompanying consolidated balance sheets of The Thaxton Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Thaxton Group, Inc. and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                     Cherry, Bekaert & Holland, L.L.P.

Charlotte, North Carolina
March 28, 2000, except for note 14 as to which the date is January 29, 2001

                             THE THAXTON GROUP, INC.

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998

                                                                                              1999           1998
                                        Assets                                            -----------     ----------
Cash.................................................................................     $  1,807,798       723,262

Finance receivables, net.............................................................      162,599,807    51,970,320

Premises and equipment, net..........................................................        4,467,092     2,686,068

Accounts receivable..................................................................        1,867,073     1,252,412

Repossessed automobiles..............................................................          131,908       603,288

Goodwill and other intangible assets.................................................       31,362,838     6,695,319

Other assets.........................................................................       10,004,071     2,456,251

Assets of discontinued operations....................................................       22,694,450    12,609,092
                                                                                            ----------    ----------

             Total assets............................................................     $234,935,037    78,996,012
                                                                                          ============  ============

                         Liabilities and Stockholders' Equity

Liabilities

        Accrued interest payable.....................................................    $  2,174,397        428,906

        Notes payable................................................................     209,542,862     62,107,697

        Notes payable to affiliates..................................................         491,072        778,990

        Accounts payable.............................................................       2,658,013        928,580

        Employee savings plan........................................................       1,328,998      1,070,425

        Other liabilities............................................................       6,516,470        668,413

        Liabilities of discontinued operations.......................................       2,420,646         84,129
                                                                                          -----------     ----------

             Total liabilities.......................................................     225,132,458     66,067,140
                                                                                          -----------     ----------

Stockholders' Equity

        Preferred Stock $.01 par value:

             Series A: 400,000 shares authorized; issued and outstanding 160,440 shares in 1999, 175,014 shares in 1998; liquidation value $1,604,400
             in 1999.................................................................           1,604          1,750

             Series C: 50,000 shares authorized issued and outstanding in 1999 and
             1998; liquidation value $500,000 in 1999................................             500            500

             Series D: 56,276 shares authorized, no shares issued and outstanding in
             1999 56,276 in 1998.....................................................             --             563

             Series E: 800,000 shares authorized, issued and outstanding in 1999
             and 1998; liquidation value $8,000,000 in 1999 and 1998.................           8,000          8,000

             Common stock, $.01 par value, 50,000,000 shares authorized; issued and
             outstanding 6,975,359 shares in 1999; 3,885,218 shares in 1998..........          69,753         38,852

             Additional paid-in-capital..............................................      10,116,774     12,184,057

             Retained earnings (deficit).............................................        (394,052)       695,150
                                                                                           -----------    ----------

             Total stockholders' equity..............................................       9,802,579     12,928,872
                                                                                           ----------     ----------

             Total liabilities and stockholders' equity..............................    $234,935,037     78,996,012
                                                                                         ============     ==========

          See accompanying notes to consolidated financial statements.

                             THE THAXTON GROUP, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
                     Years Ended December 31, 1999 and 1998


                                                                                       1999            1998
                                                                                     -------          ------
Interest and fee income........................................................     $59,140,308      15,087,845

Interest expense...............................................................      17,146,411       4,934,239
                                                                                    -----------       ---------

Net interest income............................................................      41,993,897      10,153,606

Provision for credit losses....................................................      11,937,679       4,046,460
                                                                                    -----------      ----------

Net interest income after provision for credit losses..........................      30,056,218       6,107,146

Other income:

        Insurance premiums and commissions, net................................      11,259,084       6,590,849

        Other income...........................................................       1,617,120         699,102
                                                                                    -----------      ----------

             Total other income................................................      12,876,204       7,289,951
                                                                                    -----------      ----------

Operating expenses:

        Compensation and employee benefits.....................................       23,535,639      7,894,059

        Telephone, computers, postage, and supplies............................        2,072,725      2,102,613

        Net occupancy..........................................................        6,115,076      1,412,421

        Reinsurance claims expense.............................................        1,142,724        314,995

        Advertising............................................................        1,736,786        284,503

        Collection expense.....................................................          312,894        132,488

        Travel.................................................................          960,865        144,688

        Professional fees......................................................          732,926        451,477

        Other..................................................................        3,777,515      2,155,770
                                                                                     -----------    -----------

             Total operating expenses..........................................       40,387,150     14,893,014
                                                                                     -----------     ----------

Income (loss) from continuing operations before income tax expense.............        2,545,272     (1,495,917)

Income tax expense (benefit)...................................................        1,257,698       (467,727)
                                                                                     -----------     ----------

Income (loss) from continuing operations.......................................        1,287,574     (1,028,190)

Discontinued operations (Note 14)

Loss from operations of discontinued Paragon division (less benefit
    from income taxes of $51,698 in 1999 and $28,760 in 1998)..................         (100,355)       (55,827)

Loss from operations of discontinued non-standard insurance division (less
   benefit from income taxes of $716,000 in 1999)..............................       (1,542,409)

Net loss.......................................................................         (355,190)    (1,084,017)

Dividends on preferred stock...................................................          734,012        258,289

Net loss applicable to common shareholders.....................................     $ (1,089,202)    (1,342,306)
                                                                                    ============     ==========

Net loss per common share--basic and diluted....................................           (0.26)         (0.35)

        From continuing operations.............................................             0.13          (0.34)

        From discontinued operations...........................................            (0.39)         (0.01)

          See accompanying notes to consolidated financial statements.

                             THE THAXTON GROUP, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     Years Ended December 31, 1999 and 1998

                                                                Additional    Deferred                   Total
                                          Common    Preferred    Paid-in       Stock      Retained   Stockholders'
                                          Stock      Stock        Capital      Award      Earnings      Equity
                                          ------    ---------   ----------    --------    --------   -------------
Balance at December 31, 1997..........     $37,956      2,551     4,521,354   (630,000)   2,037,456    5,969,317

Purchase and retirement of 114,761
   shares of common stock.............      (1,148)       --     (1,074,314)       --           --    (1,075,462)

Issuance of 800,000 shares of Series E
   Preferred Stock....................         --       8,000     7,992,000        --           --     8,000,000

Issuance of 300,000 shares of
   restricted common Stock............       3,000        --      1,497,000        --           --     1,500,000

Issuance of 3,580 shares of common
   stock under Employee stock
   purchase plan......................          36        --         26,590                               26,626

Conversion of 29,200 shares of
   common stock and 27,076 shares of
   Series B Preferred Stock into
   56,276 of Series D Preferred
   Stock..............................        (292)       292           --         --           --           --

Repurchase of 3,000 shares of Series
   A Preferred Stock..................         --         (30)      (29,970)       --           --       (30,000)

Cancellation and forfeiture of Deferred
   Stock Award........................        (700)       --       (629,300)   630,000          --           --

Costs associated with preferred stock
   issuance...........................         --         --       (119,303)       --           --      (119,303)

Dividends paid on preferred stock.....         --         --            --         --      (258,289)    (258,289)

Net loss..............................         --         --            --         --    (1,084,017)  (1,084,017)
                                        ---------- ------------------------ ----------   ------------ -----------

Balance at December 31, 1998..........      38,852     10,813    12,184,057                 695,150   12,928,872
                                                                                    --

Purchase and retirement of 132,859
   shares of common stock.............      (1,329)       --     (1,327,262)       --           --    (1,328,591)

Repurchase of 14,574 shares of Series
   A Preferred Stock..................         --        (146)     (145,594)       --           --      (145,740)

Repurchase of 56,276 shares of Series
   D Preferred Stock..................         --        (563)     (562,197)       --           --      (562,760)

Issuance of 3,223,000 shares of
   common stock for purchase of
   Thaxton Investment Corporation.....      32,230        --        (32,230)       --           --           --

Dividends paid on preferred stock.....         --         --            --         --      (734,012)    (734,012)

Net Income (Loss).....................         --         --            --         --      (355,190)    (355,190)
                                        ---------- ------------------------ ---------- --- ------------ ---------

Balance at December 31, 1999..........     $69,753     10,104    10,116,774        --      (394,052)   9,802,579
                                          =========   ========   ==========   ==========  ===========  =========

          See accompanying notes to consolidated financial statements.

                             THE THAXTON GROUP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years Ended December 31, 1999 and 1998


                                                                                     1999           1998
                                                                                   -------        --------
Cash flows from operating activities:

   Net loss..................................................................     $ (355,190)     (1,084,017)

   Adjustments to reconcile net income to net cash provided by operating activities

        Provision for credit losses..........................................     11,937,679       4,046,460

        Depreciation and amortization........................................      3,415,392       1,224,170

        Deferred taxes.......................................................       (709,934)       (300,000)

        Increase in loans held for sale......................................     (4,325,344)     (2,011,340)

        Decrease (increase) in other assets..................................     (4,642,738)        304,732

        Increase (decrease) in accrued interest payable and other liabilities      6,381,914         156,506
                                                                                  ----------      ----------

          Net cash provided by operating activities..........................     11,701,779       2,336,511
                                                                                  ----------      ----------

Cash flows from investing activities:

   Net increase in finance receivables.......................................    (15,050,941)     (8,650,926)

   Capital expenditures for premises and equipment...........................     (2,338,721)     (1,490,452)

   Proceeds from sale of premises and equipment..............................        742,992          79,316

   Proceeds from sale of investments.........................................              0          46,935

   Acquisitions, net of acquired cash equivalents............................    (42,424,498)     (4,976,488)

   Purchase of securities....................................................              0         (42,947)
                                                                                 -----------     -----------

          Net cash used by investing activities..............................    (59,071,168)    (15,034,562)
                                                                                 -----------     ------------

Cash flows from financing activities:

   Proceeds from the issuance of preferred stock.............................              0       7,907,323

   Notes payable to affiliates...............................................       (287,918)       (236,368)

   Repurchase of common stock................................................     (1,328,591)     (1,075,732)

   Dividends paid............................................................       (734,012)       (258,289)

   Net increase in notes payable.............................................     51,757,792       6,009,188

   Repurchase of preferred stock.............................................       (708,500)        (30,000)
                                                                                    ---------        --------

          Net cash provided by financing activities..........................     48,698,771      12,316,122
                                                                                 -----------      ----------

Net increase (decrease) in cash..............................................      1,329,382        (381,929)

Cash at beginning of period..................................................        780,864       1,162,793
                                                                                 -----------      ----------

Cash at end of period........................................................     $2,110,246         780,864
                                                                                 ===========      ==========

Supplemental disclosures of cash flow information:

   Cash paid during the period for:

        Interest.............................................................    $16,825,179       5,029,246

        Income taxes.........................................................          2,011             --

Total non-cash activities

Investing: Non-cash portion of acquisitions..................................     (2,584,260)

Financing: Portion of acquisition financed by note to seller.................      2,584,260


          See accompanying notes to consolidated financial statements.

                             THE THAXTON GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Thaxton Group, Inc. (the "Company") is incorporated under the laws of the state of South Carolina and operates, primarily through subsidiaries. The Company operates consumer finance branches in 11 states, primarily under the names of TICO Credit, Southern Finance, and Covington Credit. The Company also operates insurance agency branches in seven states located in the Southeast and Southwest. The Company is a diversified financial services company that is engaged primarily in consumer lending and consumer automobile sales financing to borrowers with limited credit histories, low incomes or past credit problems. The Company also offers insurance premium financing to such borrowers. A substantial amount of the Company's premium finance business has been derived from customers of the independent insurance agencies owned by Thaxton Insurance Group, Inc. ("Thaxton Insurance"), which was acquired by the Company in 1996. The Company provides reinsurance through wholly owned subsidiaries, TICO Reinsurance, Ltd. ("TRL"), Fitch National Reinsurance, Ltd., Soco Reinsurance, Inc., and Thaxton Reinsurance, Inc. Through a wholly owned subsidiary, Paragon, Inc., the Company is also engaged in originating, funding, and closing mortgage loans to individuals. The Company sells substantially all mortgage loans it originates to independent third parties. Through another wholly owned subsidiary, Thaxton Commercial Lending, Inc., the Company makes factoring loans and collateralized commercial loans to small and medium sized businesses. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

     The following is a description of the more significant accounting and reporting policies which the Company follows in preparing and presenting its financial statements.

     Interest and Fee Income: Interest income from finance receivables is recognized using the interest (actuarial) method on an accrual basis. Accrual of income on finance receivables continues until the receivable is either paid off in full or is charged off. Fee income consists primarily of late fees which are credited to income when they become due from borrowers. For receivables which are renewed, interest income is recognized using a method similar to the interest method.

     Allowance for Credit Losses: Additions to the allowance for credit losses are based on management's evaluation of the finance receivables portfolio considering current economic conditions, overall portfolio quality, charge-off experience, and such other factors which, in management's judgment, deserve recognition in estimating credit losses. Loans are charged-off when, in the opinion of management, such loans are deemed to be uncollectible or six months has elapsed since the date of the last payment, whichever occurs first. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

     Non-file Insurance: Non-file insurance is written in lieu of recording and perfecting the Company's security interest in the assets pledged to secure certain loans. Non-file insurance premiums are collected from the borrower on certain loans at inception and renewal and are remitted directly to an unaffiliated insurance company. Certain losses related to such loans, which are not recoverable through life, accident and health, or property insurance claims, are reimbursed through non-file insurance claims subject to policy limitations. Any remaining losses are charged to the allowance for credit losses.

     Premises and Equipment: Premises and equipment are reported at cost less accumulated depreciation which is computed using the straight-line method for financial reporting and accelerated methods for tax purposes. For financial reporting purposes the Company depreciates furniture and equipment over 5 years, leasehold improvements over the remaining term of the related lease, and automobiles over 3 years. Maintenance and repairs are expensed as incurred and improvements are capitalized.

     Insurance: The Company remits a portion of credit life, accident and health, property and auto insurance premiums written in connection with certain loans to an unaffiliated insurance company at the time of origination. Any portion of the premiums remitted to this insurance company which are not required to cover their administrative fees or to pay reinsurance claims expense are returned to the Company through its reinsurance subsidiaries, and are included in insurance premiums and commissions in the accompanying consolidated statements of income. Unearned insurance premiums are accreted to income over the life of the related insurance contracts using a method similar to that used for the recognition of finance charges. Insurance commissions earned by Thaxton Insurance are recognized as services are performed in accordance with Thaxton Insurance's contractual obligations with the underwriters, but not before protection is placed with insurers.

     Employee Savings Plan: The Company offers a payroll deduction savings plan to all its employees. The Company pays interest monthly at an annual rate of 10% on the prior month's ending balance. Employees may withdraw savings on demand, subject to a subordination agreement with the Company's primary lender.

     Income Taxes: Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes (Statement 109), requires the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Earnings Per Share: The Company adopted the provisions of SFAS 128, "Earning per Share" ("EPS") in 1997. The presentation of primary and fully diluted EPS has been replaced with basic and diluted EPS. Basic earnings per share are computed by dividing net income applicable to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents calculated based upon the average market price. Common stock equivalents consist of stock options issued by the Company, and are computed using the treasury stock method.

     Intangible Assets: Intangible assets include goodwill, expiration lists, and covenants not to compete related to acquisitions made by the Company. Goodwill represents the excess of the cost over the fair value of net assets acquired at the date of acquisition. Goodwill is amortized on a straight-line basis, generally over a five to twenty-five year period. The expiration lists are amortized over their estimated useful lives, generally fifteen to twenty-five years, on a straight-line basis. Covenants not to compete are amortized according to the purchase contract over five to six years on a straight-line basis. Recoverability of recorded intangibles is evaluated by using undiscounted cash flows.

     Stock Options: Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which requires that the fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income or the impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to the financial statements if the Company continues to use the intrinsic value method in accordance with APB 25. The Company will continue such accounting under the provisions of APB 25.

     Fair Value of Financial Instruments: All financial assets of the Company are short term in nature and all liabilities are substantially at variable rates of interest. As such, the carrying values of these financial assets and liabilities approximate their fair value. A small percentage of subordinated notes payable are at fixed rates, with terms up to sixty months in maturity. For these liabilities, an evaluation is made annually to assess the appropriateness of the carrying value.

     Repossessed Assets: Repossessed assets are recorded at their estimated fair value less costs to dispose. Any difference between the loan balance and the fair value of the collateral on the date of repossession is charged to the allowance for credit losses.

     Advertising:   Advertising costs are expensed as incurred.

     Cash and Cash Equivalents: The Company considers cash on hand, cash due from banks, and interest-earning deposits, which are maintained in financial institutions as cash and cash equivalents.

     Loans Held For Sale:   Loans held for sale include certain mortgage loans
and are carried at the lower of aggregate cost or market value.

     Other Comprehensive Income: Comprehensive income is the change in the Company's equity during the period from transactions and other events and circumstances from non-owner sources. Total comprehensive income is divided into net income and other comprehensive income. There were no items of other comprehensive income in 1999 or 1998.

     Loans/Impairment: Finance receivables are classified as nonaccrual, and the accrual of interest is discontinued, when the contractual payment of principal and interest has become 180 days past due or when, in management's judgment, principal or interest is not collectible in accordance with the terms of the obligation. Cash receipts on non accrual loans are applied to principal. Interest recognition resumes when the loan returns to performing status.

     Reclassifications:   Certain amounts in the 1998 financial statements have
been reclassified in order to conform to the 1999 presentation.

Impact of Recently Issued Accounting Standards

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). This statement addresses the accounting for derivative instruments, including certain derivative instruments imbedded in other contracts, and hedging activities. The Statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Management does not anticipate the adoption of the provisions of SFAS No. 133 will significantly impact the Company's financial reporting.

(2)   BUSINESS COMBINATIONS

         On February 1, 1999, Thaxton Investment Corporation ("TIC"), which was wholly owned by the Company's Chief Executive Officer and majority shareholder, purchased approximately 144 consumer finance offices from FirstPlus Consumer Finance, Inc., and operated those offices in Thaxton Investment Corporation ("TIC"), a corporation set up for that purpose. The purchase price paid was $49.4 million, including a cash payment of $46.5 million, with the balance in notes and amounts payable to FirstPlus. The note payable arising from the purchase was paid in full prior to December 31, 1999. This acquisition, which was accounted for as a purchase, resulted in goodwill in the amount of $29.5 million, which is being amortized over 25 years. TIC operated independently from the Company from February 1, 1999 through November 8, 1999. On November 8th, the Company acquired TIC in exchange for 3,223,000 shares of the Company's common stock. Because TIC and the Company had been under common ownership and control since February 1999, the Company's acquisition of TIC was accounted for at historical cost in a manner similar to pooling of interests accounting.

     On November 13, 1998, the Company acquired all of the outstanding capital of stock of Paragon, Inc. ("Paragon"), a North Carolina corporation, for $1.6 million consisting of $100,000 in cash and 300,000 shares of the Company's common stock. Stock issued in the acquisition was valued at $5 per share based on market prices near the date of acquisition with consideration given to the one year required holding period on the shares issued. Paragon operates as a licensed mortgage banker through nine offices in North and South Carolina. The purchase price was allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired of $1,630,000 has been recorded as goodwill and is being amortized on a straight-line basis over seven years. In December of 2000 this business unit was discontinued.

     On October 27, 1998, the Company acquired substantially all of the assets of the finance operations in Alabama and Mississippi from Budget Financial Services, Inc. ("Budget") for cash of $3 million. Budget operates in the consumer finance business. The purchase was allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired of $1,273,000 has been recorded as goodwill and is being amortized on a straight-line basis over five years.

     The acquisitions (other than the Company's acquisition of "TIC") were accounted for under the purchase method of accounting. Accordingly, the results of operations of the acquired businesses are included in the accompanying financial statements from the dates of acquisition. The following table presents unaudited pro forma combined results of operations as if the acquisitions had occurred at the beginning of each year presented. Such pro forma amounts are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisitions had occurred at the beginning of each year.


                                                   1999          1998
                                                   ----          ----
      Total revenues...........................  $88,750,000     74,200,000

      Net income (loss)........................     (150,000)       350,000

      Basic and Diluted earnings per share.....        (0.21)          0.32

 (3)   FINANCE RECEIVABLES

     Finance receivables consist of the following at December 31, 1999 and 1998:

                                                                1999           1998
                                                                ----           ----
          Automobile Sales Contracts.......................    $33,138,025      37,124,775

          Direct Loans.....................................    140,704,637      27,852,566

          Mortgage Loans...................................     27,524,828         391,868

          Premium Finance Contracts........................      8,362,591       3,343,320

          Commercial Loans.................................      3,440,166       1,267,742
                                                              ---------------   ----------

               Total finance receivables...................    213,170,247      69,980,271


          Unearned interest................................    (38,034,011)    (11,914,393)

          Unearned insurance premiums, net.................     (2,797,033)       (275,476)

          Valuation discount for acquired loans............        (93,534)       (672,673)

          Dealer Holdback and Bulk purchase discount.......       (704,657)     (1,241,633)

          Allowance for credit losses......................    (10,661,339)     (4,710,829)

          Deferred Loan Cost, net..........................      1,720,134         805,053
                                                              ---------------   ----------

               Finance receivables, net....................   $162,599,807     $51,970,320
                                                               =============   ===========

     Consumer loans include bulk purchases of receivables, auto dealer receivables under holdback arrangements, and small consumer loan receivables. With bulk purchase arrangements, the Company typically purchases a group of receivables from an auto dealer or other retailer at a discount to par based on management's review and assessment of the portfolio to be purchased. This discount amount is then maintained in an unearned income account to which losses on these loans are charged. To the extent that losses from a bulk purchase exceed the purchase discount, the allowance for credit losses will be charged. To the extent losses experienced are less than the purchase discount, the remaining discount is accreted into income. With holdback arrangements, an automobile dealer or other retailer will assign receivables to the Company on a loan-by-loan basis, typically at par. The Company will withhold a certain percentage of the proceeds, generally 5% to 10%, as a dealer reserve to be used to cover any losses which occur on these loans. The agreements are structured such that all or a portion of these holdback amounts can be reclaimed by the dealer based on the performance of the receivables. To the extent that losses from these holdback receivables exceed the total remaining holdback amount for a particular dealer, the allowance for credit losses will be charged. The amount of bulk purchase and holdback receivables, net of unearned interest and insurance, and the related holdback and discount amount outstanding were approximately $26,870,193 and $704,657, respectively, at December 31, 1999 and approximately $24,463,738 and $1,241,633, respectively, at December 31, 1998.

     At December 31, 1999, there were no significant concentrations of receivables in any type of property or to one borrower. These receivables are pledged as collateral for a line of credit agreement (see note 7).

     Changes in the allowance for credit losses for the years ended December 31, 1999 and 1998 are as follows:

                                                          1999          1998
                                                          -------       ----
          Beginning balance..........................     $4,710,829     4,809,400

          Valuation allowance for acquired loans.....      6,276,309             0

          Provision for credit losses................     11,937,679     4,046,460


          Charge-offs................................    (13,461,390)   (4,307,260)

          Recoveries.................................      1,197,912       162,229
                                                         -----------     ---------

          Net charge-offs............................    (12,263,478)   (4,145,031)
                                                         -----------     ---------

          Ending balance.............................    $10,661,339     4,710,829
                                                         ===========     =========

The Company's loan portfolio primarily consists of short-term loans, the majority of which are originated or renewed during the current year. Accordingly, the Company estimates that fair value of the finance receivables is not materially different from carrying value.

(4)   PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31, 1999 and 1998 follows:


                                                          1999          1998
                                                          -------       ----
          Leasehold improvements.....................     $1,867,214       712,709

          Furniture and fixtures.....................      2,481,483       642,229

          Equipment and automobiles..................      7,071,238     3,871,999
                                                          -----------    ---------

               Total cost............................     11,419,935     5,226,937

          Accumulated depreciation...................      6,952,843     2,540,869
                                                          -----------    ---------

               Net premises and equipment............     $4,467,092     2,686,068
                                                          ==========     =========

Depreciation expense was approximately $1,209,000 and $721,000 in 1999 and 1998, respectively.

(5)   INTANGIBLE ASSETS

Intangible assets consist of the following at December 31, 1999 and 1998:


                                                             1999               1998
                                                             ----               ----
          Covenants not to compete...................      $ 102,021            118,495

          Goodwill and purchase premium..............     32,222,389          5,421,516

          Insurance expirations......................      1,890,301          3,114,363
                                                          -----------         ---------

               Total cost............................     34,214,711          8,654,374

          Less accumulated amortization..............      2,851,873          1,959,055
                                                          -----------         ---------

               Intangible assets, net................    $31,362,838          6,695,319
                                                          ===========         =========

     The majority of the intangibles were acquired by the Company in connection with its acquisition of FirstPlus Consumer Finance, as well as the Thaxton Insurance (and related subsequent purchases of individual agencies), the acquisition of Paragon, and the acquisition of four finance offices from Budget. Amortization expense was approximately $1,546,000 and $503,000 in 1999 and 1998, respectively.

(6)   LEASES

     The Company conducts all of its operations from leased facilities. It is expected that in the normal course of business, leases that expire will be renewed at the Company's option or replaced by other leases or acquisitions of other properties. Total rental expense was approximately $1,635,000 in 1999 and $801,000 in 1998. The future minimum lease payments under noncancelable operating leases as of December 31, 1999, are as follows:

          2000 ...................................    $2,122,513

          2001 ...................................     1,266,199

          2002 ...................................       814,515

          2003 ...................................       446,383

          2004 ...................................       225,662

          Thereafter..............................       335,843
                                                         -------

               Total minimum lease payments.......    $5,211,115
                                                      ==========


     Related parties own six of the office buildings in which the Company conducts business. These premises are leased to the Company for a total monthly rental of approximately $3,350.

(7)   NOTES PAYABLE AND NOTES PAYABLE TO AFFILIATES

     At December 31, 1999 and 1998, notes payable consist of the following:


                                                                                          1999           1998
                                                                                          -----          ----
Senior Notes Payable/Lines of Credit................................................     $163,370,892    46,950,000

Warehouse credit lines for mortgage loans at various rates and maturities...........                0     3,638,220

Subordinated Notes payable to individuals with varying maturity dates and
  rates ranging from 5 1/4% to 12% .................................................       43,411,543    10,281,246

Note payable to finance company collateralized by an aircraft, due in monthly
  installments of $9,091 through July 2003 including interest at 8.99%..............                0       408,583

Other subordinated notes payable to companies with varying maturity dates and
  rates ranging from 4 1/4% to 10%..................................................        2,760,427       829,648
                                                                                         ------------    ----------

        Total notes payable.........................................................     $209,542,862    62,107,697
                                                                                         ============    ==========

Subordinated Note payable to affiliates, with varying maturity dates and rates
  ranging from 6 1/4% to 10%........................................................          491,072       778,990

A schedule of maturities of long-term debt is as follows:

                                                            Amount
                                                            -------
                    Year Ending December 31,

                        2000 .....................      $25,440,759

                        2001 .....................       13,322,953

                        2002 .....................        3,646,150

                        2003 .....................        1,026,800

                        2004 .....................      166,415,926

                        Thereafter................          181,346
                                                        ------------
                             Total................     $210,033,934
                                                       ============

     At December 31, 1999, the Company maintained two lines of credit with a commercial finance company for $242 million, maturing on July 31, 2004. The credit line is set up in four Tranches, allowing the Company to borrow against its eligible collateral of finance receivables. At December 31, 1999, the Company's net finance receivables would have allowed it to borrow an additional $14.6 million against existing collateral. The aggregate outstanding balance under these lines of credit was $163 million at December 31, 1999, of which $60.9 million was borrowed at 9.75% (Lenders prime +1 1/4%); $93.2 million was borrowed at 9.5% (Lenders prime +1%); and $9.2 million was borrowed at 12% (Lenders prime +3 1/2%).

     In addition to the eligible collateral restrictions, the borrowing availability under any single Tranche is also limited by amounts borrowed under other Tranches, outstanding receivables, insurance premiums written, and in some cases, additional restrictions. As a result of these additional restrictions, the Company had approximately $79 million of total potential borrowing capacity as of December 31, 1999.

     The terms of the line of credit agreement provide that the finance receivables are pledged as collateral for the amount outstanding. The agreement requires the Company to maintain certain financial ratios at established levels and comply with other non-financial requirements, which may be amended from time to time. Also, the Company may pay dividends up to 25% of the current year's net income. As of December 31, 1999, the Company met all such ratios and requirements or obtained waivers for any instances of non-compliance.

     In connection with the FirstPlus acquisition, the Company assumed $2.1 million of subordinated notes issued by Voyager Insurance Co. In November 1999, those notes were cancelled and re-issued in the name of the Company. The note agreement contained an interest coverage ratio restrictive covenant, which the Company did not meet at December 1999, and a waiver was obtained for the year. However, the Company does not know whether it will meet this covenant requirement for the year 2000, and if it does not meet this requirement whether a waiver will be obtained. However, the Company is confident that it has adequate availability under it primary credit facility to borrow adequate funds to liquidate this note, if required.

     In 1997, the Company began issuing subordinated term notes to individual investors in an intrastate public offering registered with the State of South Carolina. The registration of an interstate offering of similar notes was declared effective by the U.S. Securities and Exchange Commission in February 1998, and the Company now offers subordinated notes in multiple states under this federal registration. The maturity terms on these notes range from daily to sixty months, and interest rates vary in accordance with the rates offered by the Company from time to time. Notes currently being offered carry interest rates ranging from 5.25% to 8.0%. Approximately $43.9 million and $11.1 million in notes were outstanding at December 31, 1999 and 1998, and are reflected as notes payable to individuals and notes payable to affiliates.

(8)   BENEFITS

     In 1995 the Board of Directors of the Company adopted the Thaxton Group, Inc. 1995 Stock Incentive Plan (the "Incentive Plan"), under which 620,000 shares of common stock were available for grants to key employees of the Company. Awards under the Incentive Plan may include, but are not limited to, stock options, stock appreciation rights, restricted stock, performance awards and other common stock and common stock-based awards. Stock options granted under the Incentive Plan may be either incentive stock options or non-qualified stock options. During 1996, the Company granted 20,000 options to employees under the Incentive Plan at an exercise price of $9.00 per share. All of these options have since been cancelled.

     During 1995 the Board of Directors of the Company also adopted the Thaxton Group, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"), under which 100,000 shares of common stock are available for purchase by substantially all employees. The Stock Purchase Plan enables eligible employees of the Company, through payroll deductions, to purchase at twelve-month intervals specified in the Stock Purchase Plan, shares of common stock at a 15% discount from the lower of the fair market value of the common stock on the first day or the last day of the year. The Stock Purchase Plan allows for employee contributions up to 3% of the participant's annual compensation and limits the aggregate fair value of common stock that may be purchased by a participant during any calendar year to $25,000. As of December 31, 1998, 4,377 shares were purchased under this Stock Purchase Plan. The Board of Directors canceled this plan in January 1999.

     An ongoing benefit to the employees is the Employee Savings Plan. This plan allows employees to contribute and earn a rate of 10%. The balances as of 1999 and 1998 were $1,328,998 and $1,070,425, respectively.

(9)   INCOME TAXES

     Income tax expense consists of the following:

                               Current      Deferred        Total
                              ----------    ---------     ---------
          1999    Federal.    $1,726,133     (709,934)    1,016,199

                  State...       189,801            0       189,801
                              ----------    ---------     ---------

                              $1,915,934     (709,934)    1,206,000
                              ==========-    ========     =========

          1998    Federal.      (196,487)    (300,000)     (496,487)

                  State...            --           --            --
                              ----------    ---------     ---------

                               $(196,487)    (300,000)     (496,487)
                               =========     ========      ========


     A reconciliation of the Company's income tax provision and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes is as follows:


                                                                     1999        1998
                                                                     ----        ----
          Statutory rate applied to income before income tax
             expense............................................     $ 813,695   (537,371)
          Increase (decrease) in income taxes resulting from:

               Goodwill amortization............................       375,867     43,904

               TICO Reinsurance Ltd. Nontaxable income..........       (82,828)   (93,160)

               State taxes, less related federal benefit........         4,120    (82,347)

               Valuation allowance adjustment...................       121,149     82,347

               Other............................................       (26,003)    90,140
                                                                    -----------   --------

          Income taxes..........................................    $1,206,000   (496,487)
                                                                    ===========   ========

     The effective tax rate was 365.7% and 31.4% for the years ended December 31, 1999 and 1998, respectively. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1999 and 1998 are presented below:

                                                                 1999          1998
                                                                 -----         ----
          Deferred tax assets:

               Loan loss reserves..........................    $3,091,466     1,090,357

               Federal net operating loss carryforwards....       898,103       311,078

               State net operating loss carryforwards......       284,779       163,630

               Other  .....................................        27,767        54,819
                                                              -----------     ----------

                    Total gross deferred tax asset.........     4,302,115     1,619,884

          Less valuation allowance.........................       284,779       163,630
                                                              -----------     ----------

          Net deferred tax assets..........................     4,017,336     1,456,254
                                                              -----------     ----------

          Deferred tax liabilities:

               Prepaid insurance...........................       (66,926)     (123,112)

               Depreciable basis of fixed assets...........      (165,323)     (162,417)

               Deferred loan costs.........................      (381,670)     (313,971)

               Intangible assets...........................      (251,355)     (266,486)

               Other  .....................................       (65,007)      (52,268)
                                                              -----------     ----------

                    Total gross deferred tax liability.....      (930,281)     (918,254)
                                                              -----------     ----------

          Net deferred tax asset...........................    $3,087,055       538,000
                                                               ==========-    ==========

     The change in the valuation allowance for 1999 and 1998 was an increase of $121,149 and $82,347 respectively. The valuation allowance relates to certain state net operating loss carryforwards. It is management's opinion that realization of the net deferred tax asset, net of valuation allowance, is more likely than not based upon the Company's history of taxable income and estimates of future taxable income. The Company's income tax returns for 1994 and subsequent years are subject to review by taxing authorities.

(10)   PREFERRED STOCK

     The Company issued three series of preferred stock during 1997 and two additional series of preferred stock in 1998. 400,000 shares of 7.5% cumulative redeemable convertible Series A preferred stock were authorized, and 178,014 were issued in a December 1997 public offering to existing shareholders. The terms of the offering included the conversion of one share of common stock plus $10 for two shares of Series A preferred stock. For a five year conversion period commencing January 1, 1998, each share of preferred stock can be converted into one share of common stock. The Company may redeem all or a portion of the outstanding shares of Series A stock at any time after December 31, 1999, for $15 per share. The Company repurchased and retired 3,000 shares of Series A preferred stock in December 1998, and 14,574 shares during 1999.

         In December 1997, the Company, through a private placement, issued 27,076 shares of 7.5% cumulative redeemable convertible Series B preferred stock. The terms of this transaction involved the exchange of one share of common stock for one share of preferred stock. In July 1998, the Company, through a private placement, exchanged all of the 27,076 shares of outstanding Series B Preferred stock, plus 29,200 shares of common stock, for 56,276 shares of Cumulative Series D preferred stock. The Series D preferred stock pays annual dividends of $ .80 per share, and is redeemable at any time by the company at $10 per share. In January 1999, all of the shares of Series D Preferred Stock were repurchased by the Company, and retired.

     In December 1997, the Company converted a $500,000 subordinated note held by one corporate investor into 50,000 shares of Series C cumulative redeemable convertible preferred stock. The annual dividends attributable to this series are $1 per share through December 31, 2000, and $1.80 per share, per annum, thereafter. Each share of preferred stock can be converted into one share of common stock after January 1, 1998. The Company may redeem all or a portion of the outstanding shares of Series C stock at any time after December 31, 2000, for $10 per share.

     In December 1998, the Company, through a private placement, issued 800,000 shares of Cumulative Series E preferred stock for $10 per share. The stock pays a variable rate dividend rate of prime minus 1% through October 31, 2003 and prime plus 3% thereafter. The stock is redeemable by the Company at any time at a price of $10 per share.

(11)   EARNINGS PER SHARE INFORMATION

     The following is a summary of the earnings per share calculation for the years ended December 31, 1999 and 1998:

                                                                        1999           1998
                                                                     -----------    ----------
          BASIC AND DILUTED

          Net income (loss) from continuing operations...........    $ 1,287,698    (1,028,190)

               Less: Dividends on preferred stock................        734,012       258,289
                                                                        --------       -------

          Net income (loss) from continuing operations applicable
                to common shareholders(numerator)................       $553,686    (1,286,479)
                                                                        ========    ===========

          Average common shares outstanding (denominator)........      4,263,146     3,802,759


          Income (loss) per share--basic.........................        $  0.13         (0.34)
                                                                          =======         =====

     The earnings per share calculation does not include 160,440 shares of Series A preferred stock and 50,000 shares of Series C preferred stock which are convertible to common shares because the effect is anti-dilutive.

(12)   SUBSEQUENT EVENTS

         On March 1, 2000, The Thaxton Group, Inc. transferred all of the assets and liabilities of certain insurance agency operations into a newly formed company named Thaxton RBE, Inc. The assets involve approximately 30 non-standard automobile insurance agency offices in North Carolina, Arizona, New Mexico, and Colorado. These agencies offer an insurance product in which The Thaxton Group, Inc. bears insurance underwriting risk. Also transferred were the assets and liabilities of an insurance general agency in Virginia, and an insurance general agency in South Carolina. Both of these general agencies also offer products which bear insurance underwriting risk. The total amount of the assets transferred approximate $8 million, the majority of which are intangible. As a result of this transfer, Thaxton Group, Inc. has a net receivable from Thaxton RBE in the amount of $7 million.

      The purpose of the transfer was to raise additional capital for Thaxton RBE, as its operations were in their initial stages. As such, immediately subsequent to the formation and asset transfer, Thaxton Life Partners, Inc. invested $2,000,000 in the capital stock of Thaxton RBE, Inc., and obtained a 90% interest in this company as a result of the investment. Thaxton Life Partners, Inc., is a company owned by James D. Thaxton (Chairman and majority shareholder of Thaxton Group, Inc.); C. L. Thaxton (Director of Thaxton Group, Inc.); and other Thaxton family members.

(13)   BUSINESS SEGMENTS

      For the year ended December 31, 1998, the Company has adopted Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires the presentation of descriptive information about reportable segments consistent with that used by management of the Company to assess performance. Additionally, SFAS No. 131 requires disclosure of certain information by geographic region.

     The Company reports its results of operations in four primary segments; consumer finance, mortgage banking, insurance agency, and insurance non-standard risk bearing. The consumer finance segment provides financing to consumers with limited credit histories, low incomes or past credit problems. Revenues in the consumer finance business are derived primarily from interest and fees on loans, and the sale of credit related insurance products to its customers. The Company's mortgage banking operations are conducted through Paragon, a wholly-owned subsidiary acquired in November 1998. Paragon originates, closes, and funds predominantly B and C credit quality mortgage loans, which are warehoused until they can be packaged and sold to long term investors. Paragon receives fee income from originating mortgages and loans are generally sold at a premium to the permanent investor. The Company's insurance operations consist of selling, on an agency basis, various lines of automobile, property and casualty, life and accident and health insurance. Revenue is generated through fees paid by the insurance for which business is placed. Insurance non-standard risk bearing consists of selling non-standard automobile insurance, through agencies, where the Company retains a portion of the insurance risk.

     The following table summarizes certain financial information concerning the Company's reportable operating segments for the years ended December 31, 1999 and 1998:

                             Consumer                                          Insurance     Mortgage
                             Finance    Insurance      Other       Total          RBE         Banking        Total
                            --------    ---------      -----       -----          ---         -------        -----
                                                                  Continuing   (Discontinued (Discontinued
                                                                  Operations    Operations)   Operations)
1999

Income Statement Data

Total revenue.............. $67,348,441  4,035,734      632,337     72,016,512     5,661,959    6,130,805    83,809,276

Net interest income........  41,816,628   (235,236)     412,505     41,993,897        97,314      284,236    42,375,447

Provision for credit losses. 11,923,527                  14,152     11,937,679                               11,937,679

Noninterest income.........   9,159,203  3,717,300         (299)    12,876,204     5,107,965    4,226,433    22,210,602


Insurance premiums and
   commissions, net........   8,284,489  2,974,595                  11,259,084     3,850,792                 15,109,876

Non interest expenses......  36,671,091  3,289,358      426,701     40,387,150     7,920,837    4,205,573    52,513,560

Depreciation and
   amortization............   2,257,937    366,927       15,807      2,640,671       631,660      143,062     3,415,393

Net income.................   1,119,640    132,358       35,576      1,287,574    (1,542,409)    (100,355)     (355,190)


Balance Sheet Data

Total assets............... 199,445,890  8,865,785    3,928,911    212,240,586     8,910,651   13,783,800   234,935,037

Loans, net................. 147,939,698               3,440,166    162,599,807       180,696                162,780,503

Allowance for credit losses. 10,661,339                             10,661,339                               10,661,339

Intangibles................  29,655,379  1,707,559            0     31,362,938     6,780,230    1,367,965    39,511,133


                                    Consumer                                           Mortgage
                                    Finance      Insurance      Other       Total       Banking       Total
                                    --------     ---------      -----       -----       -------       -----
                                                                        (Continuing (Discontinued
                                                                         Operations)  Operations)
1998

Income Statement Data

Total revenue....................  $16,196,000     6,013,000    169,000    22,378,000     903,000   23,281,000

Net interest income..............   10,023,000                  131,000    10,154,000     536,000   10,690,000

Provision for credit losses......    4,046,000                              4,046,000                4,046,000

Noninterest income...............    1,257,000     6,013,000      5,000     7,290,000     263,000    7,553,000


Insurance premiums and
commissions, net.................    1,142,000     5,449,000                6,591,000                6,591,000

Non interest expenses............    7,751,000     7,008,000    134,000    14,893,000     884,000   15,777,000

Depreciation and amortization....      626,000       566,000                1,192,000      32,000    1,224,000

Net income.......................      (37,000)     (953,000)   (38,000)   (1,028,000)    (56,000)  (1,084,000)


Balance Sheet Data

Total assets.....................   56,228,000     9,017,000  1,141,000    66,386,000  12,610,000   78,996,000

Loans, net.......................   50,709,000                1,261,000    51,970,000   3,630,000   55,600,000

Allowance for credit losses......    4,711,000                                                       4,711,000

Intangibles......................    1,632,000     5,063,000                6,695,000   1,610,000    8,305,000


(14)   SUBSEQUENT EVENTS--DISCONTINUED OPERATIONS

     At the end of 1998, and throughout 1999, the Company made a series of acquisitions of agencies in Arizona, New Mexico, Nevada, Colorado and North Carolina, as well as a general insurance agency in Virginia. At the same time, the Company entered into a contract with American Bankers Insurance Group, Inc. ("ABIG"), where the Company would sell ABIG non-standard insurance policies in these locations, but Thaxton Group would contractually retain the underwriting risk, and retain any profit or loss from operations. This business ultimately contained 30 non-standard automobile agency office locations, plus two insurance general agencies (located in Virginia and South Carolina).

      On March 1, 2000, the Company transferred all of the assets and liabilities of these agency operations into a newly formed company named Thaxton RBE, Inc. ("Thaxton RBE"). The total amount of the assets transferred approximate $8 million, the majority of which were intangible. The purpose of the transfer was to raise additional capital for Thaxton RBE, as it operations were in their initial stages. As such, immediately subsequent to the formation and asset transfer, Thaxton Life Partners, Inc. invested $2,000,000 in the capital stock of RBE and obtained a 90% interest in that company as a result of the investment. Thaxton Life Partners, Inc., is a company owned by James D. Thaxton (Chairman and majority shareholder of Thaxton Group, Inc.); C. L. Thaxton, Sr. (Director of Thaxton Group, Inc.); and other Thaxton family members. As a result of those transactions, Thaxton Group, Inc. had a net receivable from Thaxton RBE in the amount of $5 million at March 31, 2000.

     During the third quarter of 2000, Thaxton Group made the decision to discontinue operations and dispose of its interest and investment in Thaxton RBE as soon as suitable financing for Thaxton RBE could be obtained. On August 31, 2000, Thaxton Life Partners was able to arrange financing for Thaxton RBE independent of Thaxton Group, Inc., and Thaxton Life Partners purchased the remaining 10% interest in RBE from Thaxton Group. At the time of the sale, all amounts owed Thaxton Group were paid in full. Thaxton Group has recognized no gain or loss on the disposition of Thaxton RBE. The transaction has been accounted for in accordance with Accounting Principles Board Opinion #30, ("APB 30"), "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."

     In December 2000, the Board of Directors adopted a plan to discontinue operations in the Mortgage Banking market place. Paragon ceased operations in December of 2000, and its assets have either been sold, or are being held for ultimate sale or disposal. The Company recorded a loss, net of income tax benefit, from operations of Paragon of $152,053 for the year ended December 31, 1999 and $123,685 for the nine months ended September 30, 2000. The estimated loss for operations of Paragon is approximately $837,000 for fourth quarter and approximately $3,000,000 in disposition charges.

     The components of the assets and liabilities of discontinued operations in the consolidated balance sheets as of December 31, 1999 and 1998 are as follows:

                                                    Paragon                         Insurance RBE
                                           December 31,  December 31,                December 31,
                                              1999          1998                        1999
                                              -----         -----                       ----
(1)Assets

        Cash............................        $302,448        57,602                    (74,142)

        Accounts receivable.............          34,424         -----                      1,484

   Loans held for Sale                        11,400,639     7,075,295
        Finance receivables.............         180,696     3,629,220                     46,716

        Premises and equipment, net.....         311,627       157,685                  1,514,869

        Intangibles, net................       1,367,965     1,609,810                  6,780,230

        Other assets....................         186,000        79,480                    641,494
                                             -----------    ----------                  ---------

Total assets of discontinued operations.     $13,783,799    12,609,092                  8,910,651
                                             -----------    ----------                  ---------

Liabilities

        Subordinated notes payable......           -----        36,512                  1,676,091

        Accounts payable................          88,699         -----                    552,028

        Other liabilities...............           -----        47,617                    103,828
                                             -----------    ----------                  ---------

Total liabilities of discontinued operations     $88,699        84,129                  2,331,947
                                             -----------    ----------                  ---------

Liabilities do not include financing provided by Thaxton Group, Inc.

                                                                                    Insurance
                                                      Paragon                          RBE
                                               1999              1998                  1999
                                               ----              ----                  ----
(2)   Premises and Equipment

Leasehold improvements..................        $  -----         -----                     81,868

Furniture and fixtures..................         371,090       164,412                    254,389

Equipment and automobiles...............           -----         -----                  1,532,413
                                                 -------       -------                -----------

        Total cost......................         371,090       164,412                  1,868,670

Accumulated depreciation................          59,463         6,727                    353,801

                                                 -------       -------                -----------

        Net premises and equipment......        $311,627       157,685                  1,514,869
                                                ========       =======                  =========

Depreciation expense was approximately 165,000 in 1999.

                                                    Paragon                           Insurance RBE
                                             1999          1998                            1999
                                             -------       -------                         ----
(3)   Intangibles

Covenants not to compete................       $   -----         -----                    165,423

Goodwill and purchase premium...........       1,410,731     1,630,000                  4,657,611

Insurance expirations...................           -----         -----                  2,746,287
                                                 -------       -------                -----------

        Total cost......................       1,410,731     1,630,000                  7,569,321

Less accumulated amortization...........          42,766        20,190                    789,091
                                                 -------       -------                -----------

        Intangible assets, net..........      $1,367,965     1,609,810                  6,780,230
                                              ==========     =========                  =========

Amortization expense was approximately 495,000 in 1999.

                                             Paragon                  Insurance RBE
                                             -------                  -------------
(4)   Leases

2000    ................................        $  -----                       467,370

2001    ................................         215,483                       243,222

2002    ................................         156,327                       127,656

2003    ................................         144,000                        37,682

2004    ................................          96,000                         4,010

Thereafter..............................           -----                             0
                                                --------                       -------
        Total minimum lease payments....        $611,810                       879,940
                                                ========                       =======

Total rental expense for 1999 was approximately $558,000.

                             THE THAXTON GROUP, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                          September 30,    December 31,
                                                                             2000            1999
                                                                             -------         ----
                                                                          (Unaudited)

                                 Assets
Cash .................................................................        $ 7,237,117       1,807,798

Finance receivables, net...............................................       174,182,917     162,599,807

Premises and equipment, net............................................         4,858,469       4,467,092

Accounts receivable....................................................         1,189,123       1,867,073

Repossessed automobiles................................................           384,399         131,908

Goodwill and other intangible assets...................................        34,778,375      31,362,838

Other assets...........................................................         9,300,809      10,004,071

Assets of discontinued operations......................................        11,972,388      22,694,450
                                                                               ----------      ----------

             Total assets..............................................      $243,903,597     234,935,037
                                                                             ============     ===========

                  Liabilities and Stockholders' Equity

Liabilities

        Accrued interest payable.......................................       $2,726,171       2,174,397

        Notes payable..................................................      223,687,205     209,542,862

        Notes payable to affiliates....................................              --          491,072

        Accounts payable...............................................        2,360,198       2,658,013

        Employee savings plan..........................................          557,051       1,328,998

        Other liabilities..............................................        6,954,861       6,516,470

        Liabilities of discontinued operations.........................          127,635       2,420,646
                                                                                 -------     -----------

             Total liabilities.........................................      236,413,121     225,132,458
                                                                             -----------     -----------

Stockholders' Equity...................................................

Preferred Stock $.01 parvalue:.........................................

        Series A: 400,000 shares authorized; issued and outstanding
10,440 shares as of September 2000, 160,440 shares in 1999; liquidation
value $104,400 in 2000.................................................              104           1,604

        Series C: 50,000 shares authorized issued and outstanding in
           2000 and  1999; liquidation value $500,000 in 2000..........              500             500

        Series E: 800,000 shares authorized, issued and outstanding in
           2000 and 1999; liquidation value $8,000,000 in 2000 and 1999.           8,000           8,000

Common stock, $.01 par value, 50,000,000 shares authorized; issued and
   outstanding 6,974,355 shares in 2000; 6,975,359 shares in 1999......           69,743          69,753

Additional paid-in-capital.............................................        8,610,549      10,116,774

Retained earnings (deficit)............................................       (1,198,420)       (394,052)
                                                                              -----------     -----------

             Total stockholders' equity................................        7,490,476       9,802,579
                                                                              -----------     -----------

             Total liabilities and stockholders' equity................     $243,903,597     234,935,037
                                                                            =============    ===========

          See accompanying notes to consolidated financial statements.

                             THE THAXTON GROUP, INC.

                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                                      Nine Months ended September 30,

                                                                       2000                    1999
                                                                     --------                --------
Interest and fee income.............................................       $46,409,103       43,149,707

Interest expense....................................................        14,559,541       13,872,670
                                                                            ----------       ----------

Net interest income.................................................        31,849,562       29,277,037

Provision for credit losses.........................................         9,764,020        8,772,823
                                                                            ----------       ---------

Net interest income after provision for credit losses...............        22,085,542       20,504,214
                                                                            ----------       ----------

Other income:

        Insurance premiums and commissions, net.....................        10,816,189        8,811,675

        Other income................................................         1,504,845        1,108,376
                                                                             ---------        ---------

             Total other income.....................................        12,321,034        9,920,051
                                                                            ----------        ---------

Operating expenses:

        Compensation and employee benefits..........................        19,452,504       16,834,683

        Telephone, computers, postage, and supplies.................         1,577,474        1,435,963

        Net occupancy...............................................         4,054,468        4,864,902

        Reinsurance claims expense..................................           647,965          575,347

        Advertising.................................................         1,910,467        1,381,036

        Collection expense..........................................           189,428          249,143

        Travel......................................................           853,567          628,453

        Professional fees...........................................           543,761          442,537

        Other.......................................................         4,202,278        2,044,814
                                                                             ---------        ---------

             Total operating expenses...............................        33,431,912       28,456,878
                                                                            ----------       ----------

Income from continuing operations before income tax expense.........           974,664        1,967,387

Income tax expense..................................................           646,386          953,597
                                                                               --------         -------

Income from continuing operations...................................           328,278        1,013,790

Discontinued operations (Note 6)
   .         Loss from operations of discontinued  Paragon division
               (less benefit from income taxes of $63,717 in 2000,
               and $16,597 in 1999) ................................          (123,685)         (32,219)

            Loss from operations of discontinued Non-Standard insurance division (less benefit from income taxes of $148,904
               in 2000, and  $301,188  in 1999).....................          (475,268)        (885,848)

Net income (loss)...................................................          (270,675)          95,723

Dividends on preferred stock........................................           533,693          534,000

Net Income (loss) applicable to common shareholders.................        $ (804,368)        (438,277)
                                                                            ==========         ========

Net Income (loss) per common share--basic and diluted................            (0.12)           (0.06)

        From continuing operations..................................             (0.05)            0.06

        From discontinuing operations...............................             (0.07)           (0.13)

Weighted average shares outstanding--basic and diluted...............        6,974,815        6,994,687
                                                                          =============       =========

          See accompanying notes to consolidated financial statements.

                             THE THAXTON GROUP, INC.

                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                             Nine months ended September
                                                        30,
                                                   2000 and 1999

                                              2000           1999
                                              -------        ----

Cash flows from operating activities....      $ 5,983,367     2,457,000

Cash flows from investing activities....      (10,457,142)   (9,914,000)

Cash flows from financing activities....        9,830,801    10,729,000
                                             -------------   ----------

Net increase (decrease) in cash.........        5,357,026     3,272,000

Cash at beginning of period.............        2,110,246       781,000
                                             --------------    ---------

Cash at end of Period...................      $ 7,467,272     4,053,000
                                              ===========     =========

                             THE THAXTON GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                           September 30, 2000 and 1999

(1)   BASIS OF PRESENTATION FOR INTERIM FINANCIAL INFORMATION

     Information with respect to September 30, 2000 and 1999, and the periods then ended, have not been audited by the Company's independent auditors, but in the opinion of management, reflect all adjustments (which include only normal recurring adjustments) necessary for the fair presentation of the operations of the Company. Users of financial information produced for interim periods are encouraged to refer to the footnotes contained in the audited consolidated financial statements appearing previously in this prospectus. The results of operations for the nine months and quarter ended September 30, 2000 are not necessarily indicative of results to be expected for the entire fiscal year.

(2)   FINANCE RECEIVABLES

     Finance receivables consist of the following at September 30, 2000 and December 31, 1999:

                                                           September 30, 2000 December 31, 1999
                                                           ------------------ -----------------
          Automobile sales contracts......................       $ 33,392,604        33,138,025

          Mortgage loans..................................         28,715,735        27,524,828

          Commercial loans................................          3,746,606         3,440,166

          Direct Loans....................................        150,927,627       140,704,637

          Premium finance contracts.......................          7,880,834         8,362,591
                                                                    ----------        ---------

               Total finance receivables..................        224,663,406       213,170,247
                                                                  ------------      -----------

          Unearned interest...............................        (37,605,538)      (38,034,011)

          Unearned insurance premiums, net................         (3,133,937)       (2,797,033)

          Valuation discount for acquired loans...........            (12,533)          (93,534)

          Bulk purchase discount and dealer holdback......         (1,220,265)         (704,657)

          Allowance for credit losses.....................        (10,596,974)      (10,661,339)

          Deferred loan cost, net.........................          2,088,758         1,720,134
                                                                   ----------         ---------

          Finance receivables, net........................      $ 174,182,917       162,599,807
                                                                =============       ===========

     Consumer loans include bulk purchases of receivables, auto dealer receivables under holdback arrangements, and small consumer loan receivables. With bulk purchase arrangements, the Company typically purchases a group of receivables from an auto dealer or other retailer at a discount to par based on management's review and assessment of the portfolio to be purchased. This discount amount is then maintained in an unearned income account to which losses on these loans are charged. To the extent that losses from a bulk purchase exceed the purchase discount, the allowance for credit losses will be charged. To the extent losses experienced are less than the purchase discount, the remaining discount is accreted into income. With holdback arrangements, an automobile dealer or other retailer will assign receivables to the Company on a loan-by-loan basis, typically at par. The Company will withhold a certain percentage of the proceeds, generally 5% to 10%, as a dealer reserve to be used to cover any losses which occur on these loans. The agreements are structured such that all or a portion of these amounts can be reclaimed by the dealer based on the performance of the receivables. To the extent that losses from these holdback receivables exceed the total remaining holdback amount for a particular dealer, the allowance for credit losses will be charged. The amount of bulk purchase and holdback receivables, net of unearned interest and insurance, and the related holdback and discount amount outstanding were approximately $20,654,820 and $1,220,265, respectively, at September 30, 2000 and approximately $26,870,193 and $704,657, respectively, at December 31, 1999.

     At September 30, 2000 there were no significant concentrations of receivables in any type of property or to one borrower.

     These receivables are pledged as collateral for a line of credit agreement (see note 3).

     Changes in the allowance for credit losses for the nine months ended September 30, 2000 and for the year ended December 31, 1999 are as follows:


                                                          2000           1999
                                                          -------        ----

         Beginning balance..........................     $10,661,339       4,710,829

          Valuation allowance for acquired loans.....            --        6,276,309

          Provision for credit losses................      9,764,020       8,772,823

          Charge-offs................................    (10,908,533)     (9,487,897)

          Recoveries.................................      1,080,148         822,245
                                                         ------------     -----------

          Net charge-offs............................     (9,828,385)     (8,665,652)
                                                         ------------     -----------

          Ending balance.............................    $10,596,974      11,094,309
                                                         ===========-     ==========

     The Company's loan portfolio primarily consists of short-term loans, the majority of which are originated or renewed during the current year. Accordingly, the Company estimates that fair value of the finance receivables is not materially different from carrying value.

(3)   NOTES PAYABLE

     At September 30, 2000, the Company maintained two lines of credit with a commercial finance company for $232 million, maturing on July 31, 2004. The credit line is set up in four tranches, allowing the Company to borrow against its eligible collateral of finance receivables. At September 30, 2000 the Company had approximately $62 million total potential borrowing capacity under these facilities. However, in addition to the eligible collateral restrictions, the borrowing availability under any single tranche is also limited by amounts borrowed under other tranches, outstanding receivables, insurance premiums written, and in some cases, additional restrictions. As a result of these additional restrictions, the Company had approximately $3.9 million total potential borrowing capacity as of September 30, 2000.

     The aggregate outstanding balance under these lines of credit was $170.4 million at September 30, 2000, of which $58.0 million was borrowed at 10.75% (lenders prime +1 1/4%); $101.9 million was borrowed at 10.5% (lenders prime + 1%); and $10.5 million was borrowed at 13% (lenders prime +3 1/2%).

     The terms of the line of credit agreement provide that the finance receivables are pledged as collateral for the amount outstanding. The agreement requires the Company to maintain certain financial ratios at established levels and comply with other non-financial requirements, which may be amended from time to time. Also, the Company may pay dividends up to 25% of the current year's net income. The Company met all such ratios and requirements or obtained waivers for any instances of non-compliance as of the prior year end, and expects to meet all such ratios and requirements or obtain waivers for any instances of non-compliance for the current year.

         In connection with the FirstPlus acquisition, the Company assumed $2.2 million of subordinated notes issued to Voyager Insurance Co. In November 1999, those notes were cancelled and re-issued in the name of the Company. The note agreement contained an interest coverage ratio restrictive covenant, which the Company did not meet at December 31, 1999, and a waiver was obtained for the year. However, the Company cannot say with certainty that it will meet this covenant requirement for the year 2000, and if it does not meet this requirement that a waiver will be obtained. However, the Company is confident that it has adequate availability under it primary credit facility to borrow adequate funds to liquidate this note, if required.

     In 1997, the Company began issuing subordinated term notes to individual investors in an intrastate public offering registered with the State of South Carolina. The registration of a similar offering was declared effective by the U.S. Securities and Exchange Commission in March 1998 (and amended in November 1999 and 2000), and the Company now offers notes in multiple states under this federal registration. The maturity terms on these notes range from daily to sixty months, and interest rates vary in accordance with rates offered by the Company from time to time. Notes currently being offered carry interest rates ranging from 5.5% to 9.0%. Approximately $51 million in notes were outstanding at September 30, 2000 and $43.9 million were outstanding at December 31, 1999 and are reflected as notes payable and notes payable to affiliates.

(4)   BUSINESS COMBINATIONS

      On March 1, 2000, the Company transferred all of the assets and liabilities of these agency operations into a newly formed company named Thaxton RBE, Inc. ("Thaxton RBE"). The total amount of the assets transferred approximate $8 million, the majority of which were intangible. The purpose of the transfer was to raise additional capital for Thaxton RBE, as it operations were in their initial stages. As such, immediately subsequent to the formation and asset transfer, Thaxton Life Partners, Inc. invested $2,000,000 in the capital stock of RBE and obtained a 90% interest in that company as a result of the investment. Thaxton Life Partners, Inc., is a company owned by James D. Thaxton (Chairman and majority shareholder of Thaxton Group, Inc.); C. L. Thaxton, Sr. (Director of Thaxton Group, Inc.); and other Thaxton family members. As a result of those transactions, Thaxton Group, Inc. had a net receivable from Thaxton RBE in the amount of $5 million at March 31, 2000. During the third quarter management decided to discontinue the operations of Thaxton RBE.

     On August 18, 2000, the Company acquired all of the stock of Quick Credit Corporation, a consumer finance company with 25 branch offices located in South Carolina. The purchase price was $12.75 million in cash. This acquisition was accounted for as a purchase and resulted in goodwill of approximately $5.0 million which is being amortized over 15 years.

         On February 1, 1999, Thaxton Investment Corporation (TIC), which was owned by the Company's Chief Executive Officer, and majority shareholder, purchased 144 consumer finance offices from FirstPlus Consumer Finance, Inc., and operated those offices in TIC, a corporation set up for that purpose. This acquisition was accounted for as a purchase. TIC operated independently from the Company from February 1, 1999 through November 8, 1999. On November 8th, the Company acquired TIC in exchange for 3,223,000 shares of the Company's common stock. Because TIC and the Company had been under common ownership and control since February 1999, the Company's acquisition of TIC was accounted for at historical cost in a manner similar to pooling of interests accounting. The 1999 financial statements have been restated to account for the impact of the acquisition of Thaxton Investment Corporation. Certain amounts in the 1999 presentation have been reclassified in order to conform to the 2000 presentation.

(5)   BUSINESS SEGMENTS

      The Company has adopted Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires the presentation of descriptive information about reportable segments consistent with that used by management of the Company to assess performance. Additionally, SFAS No. 131 requires disclosure of certain information by geographic region.

     The Company reports its results of operations in four primary segments; consumer finance, mortgage banking, insurance agency, and insurance underwriting risk bearing. The consumer finance segment provides financing to consumers with limited credit histories, low incomes or past credit problems. Revenues in the consumer finance business are derived primarily from interest and fees on loans, and the sale of credit related insurance products to its customers. The Company's mortgage banking operations are conducted through Paragon, a wholly-owned subsidiary acquired in November 1998. Paragon originates, closes and funds predominantly B and C credit quality mortgage loans, which are warehoused until they can be packaged and sold to long term investors. Paragon receives fee income from originating mortgages and loans are generally sold at a premium to the permanent investor. The Company's insurance agency operations consist of selling, on an agency basis, various lines of automobile, property and casualty, life and accident and health insurance. Revenue is generated through fees paid by the insurance for which business is placed.

     The following table summarizes certain financial information concerning the Company's reportable operating segments for the nine months ended September 30, 2000 and 1999:

  2000                                Consumer     Insurance                Continuing     Mortgage    Insurance
                                      Finance       Agency          Other    Operations    Banking        RBE         Total
                                     ---------     ---------   ------------ ----------    ----------   ---------      -----
Total revenue.....................    $54,936,009    2,999,338      794,653   58,730,000     6,229,905   5,264,037   64,959,905

Income from continuing operations.        527,976     (286,666)      86,969      328,279      (123,686)   (475,268)     204,593

Total assets......................    220,939,141    7,284,520    3,707,952  231,931,613    11,972,387       N/A    243,904,000

1999                                 Consumer     Insurance                Continuing     Mortgage     Insurance
                                     Finance       Agency          Other    Operations    Banking         RBE         Total
                                     ---------     ---------   ------------ ----------    ----------   ---------      -----

Total revenue.....................     49,215,031    3,422,528      432,198   53,069,757     6,351,210   4,070,492   59,420,967

Income from continuing operations         816,380      191,039        6,371    1,013,790       (32,219)   (885,848)     981,571

Total assets......................    199,645,908    6,250,481    2,751,571  215,952,639    11,223,361   7,304,679  227,176,000

(6)   DISCONTINUED OPERATIONS

     At the end of 1998, and throughout 1999, the Company made a series of acquisitions of agencies in Arizona, New Mexico, Nevada, Colorado and North Carolina, as well as a general insurance agency in Virginia. At the same time, the Company entered into a contract with American Bankers Insurance Group, Inc. ("ABIG"), where the Company would sell ABIG non-standard insurance policies in these locations, but Thaxton Group would contractually retain the underwriting risk, and retain any profit or loss from operations. This business ultimately contained 30 non-standard automobile agency office locations, plus two insurance general agencies (located in Virginia and South Carolina).

      On March 1, 2000, the Company transferred all of the assets and liabilities of these agency operations into a newly formed company named Thaxton RBE, Inc. ("Thaxton RBE"). The total amount of the assets transferred approximate $8 million, the majority of which were intangible. The purpose of the transfer was to raise additional capital for Thaxton RBE, as it operations were in their initial stages. As such, immediately subsequent to the formation and asset transfer, Thaxton Life Partners, Inc. invested $2,000,000 in the capital stock of RBE and obtained a 90% interest in that company as a result of the investment. Thaxton Life Partners, Inc., is a company owned by James D. Thaxton (Chairman and majority shareholder of Thaxton Group, Inc.); C. L. Thaxton, Sr. (Director of Thaxton Group, Inc.); and other Thaxton family members. As a result of those transactions, Thaxton Group, Inc. had a net receivable from Thaxton RBE in the amount of $5 million at March 31, 2000.

     During the third quarter of 2000, Thaxton Group made the decision to discontinue operations and dispose of its interest and investment in Thaxton RBE as soon as suitable financing for Thaxton RBE could be obtained. On August 31, 2000, Thaxton Life Partners was able to arrange financing for Thaxton RBE independent of Thaxton Group, Inc., and Thaxton Life Partners purchased the remaining 10% interest in RBE from Thaxton Group. At the time of the sale, all amounts owed Thaxton Group were paid in full. Thaxton Group has recognized no gain or loss on the disposition of Thaxton RBE. The transaction has been accounted for in accordance with Accounting Principles Board Opinion #30, ("APB 30"), "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."

     In December 2000, the Board of Directors adopted a plan to discontinue operations in the Mortgage Banking market place. Paragon ceased operations in December of 2000, and its assets have either been sold, or are being held for ultimate sale or disposal. The Company recorded a loss, net of income tax benefit, from operations of Paragon of $152,053 for the year ended December 31, 1999 and $123,685 for the nine months ended September 30, 2000. The estimated loss for operations of Paragon is approximately $837,000 for fourth quarter and approximately $3,000,000 in disposition charges.

     The components of the discontinued assets and discontinued liabilities in the consolidated balance sheet as of September 30, 2000 and December 31, 1999 are as follows:


                                                           Paragon                         Insurance RBE
                                                 September 30,  December 31,                  December 31,
                                                      2000         1999                          1999
                                                      ----         -----                         ----
          Assets

               Cash............................        $230,155       302,448                      (74,142)

               Accounts receivable.............          10,767        34,424                        1,484

          Loans held for sale..................       9,778,576    11,400,639                         -----
               Finance receivables.............         233,142       180,696                       46,716

               Premises and equipment, net.....         284,355       311,627                    1,514,869

               Goodwill, net...................       1,193,332     1,367,965                    6,780,230

               Other assets....................         242,061       186,000                      641,494
                                                        -------       -------                     --------

Total assets of discontinued operations........     $11,972,388    13,783,799                    8,910,651
                                                    ===========    ==========                    =========

          Liabilities

               Subordinated notes payable......        $  -----         -----                    1,676,091

               Accounts payable................          72,662        88,699                      552,028

               Other liabilities...............          54,973         -----                      103,828
                                                         ------        -------                     -------

Total liabilities of discontinued operations...        $127,635        88,699                    2,331,947
                                                       ========        ======                    =========

Liabilities do not include financing provided by Thaxton Group, Inc.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

FIRSTPLUS Consumer Finance, Inc.
Dallas, Texas

     We have audited the accompanying consolidated balance sheets of FIRSTPLUS Consumer Finance, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FIRSTPLUS Consumer Finance, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


March 19, 1999


                                         Elliott, Davis & Company, L.L.P.

                FIRSTPLUS CONSUMER FINANCE, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                     December 31,
                                                                                 -------------------
                                                                                 1998           1997
                                                                                 ------         ----
                                   ASSETS

Cash and cash equivalents..................................................      $ 5,990,252      3,503,009

Finance receivables, net (see Note 2)......................................      111,473,990     82,539,077

Premises and equipment less accumulated depreciation of $3,571,910 in
   1998 and $2,877,719 in 1997 (see Note 3)................................        3,096,554      2,576,171
Goodwill (see Note 4)......................................................        7,193,467      1,337,408

Deferred tax asset (see Note 7)............................................        1,827,793      1,278,557

Prepaid and other assets...................................................        1,996,679      1,696,318
                                                                                ------------     ----------

             Total Assets..................................................     $131,578,735     92,930,540
                                                                                ============     ==========


                    LIABILITIES AND STOCKHOLDER'S EQUITY

Term debt and notes payable (see Note 5)...................................      $73,439,655     47,723,441

Subordinated investment certificates and notes payable (see Note 6)........       24,110,017     22,129,877

Note payable to parent company (see Note 10)...............................        9,889,717      3,643,784

Accounts payable and other accrued liabilities.............................        5,635,507      5,214,716

Insurance underwriting premiums payable....................................          807,109        548,594

Insurance loss reserve.....................................................          860,616        285,143
                                                                                ------------     ----------

        Total Liabilities..................................................      114,742,621     79,545,555
                                                                                ------------     ----------

Common stock, $1 par value:                                                            1,000          1,000

        Authorized shares--1,000

        Outstanding shares--1,000

Additional paid-in capital.................................................        1,520,211      1,520,211

Retained earnings..........................................................       15,314,903     11,863,774
                                                                                ------------     ----------

        Total stockholder's equity.........................................       16,836,114     13,384,985
                                                                                -------------    ----------

             Total Liabilities and Stockholder's Equity....................     $131,578,735     92,930,540
                                                                                ============     ==========


              The accompanying notes are an integral part of these consolidated financial statements.

                FIRSTPLUS CONSUMER FINANCE, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                   For the years ended
                                                                     December 31,
                                                                  -------------------
                                                                  1998           1997
                                                                  ----           ----
REVENUES

        Interest and fee income (see Note 1).................     $43,932,269    32,134,980

        Earned insurance premiums............................       8,064,668     5,875,566
                                                                  ------------   ----------

             Total revenues..................................      51,996,937    38,010,546
                                                                  ------------   ----------

EXPENSES

        Interest on notes payable (see Notes 5 and 6)........       6,552,996     4,598,496

        Provision for credit losses (see Note 2).............       7,872,090     6,147,733

        Provision for credit insurance losses................       1,113,097       810,828

        Salaries and employee benefits.......................      18,743,055    14,543,025

        Occupancy, net (see Note 8)..........................       6,469,989     4,561,266

        Equipment costs, depreciation and maintenance........         833,341       779,470

        Other operating......................................       5,073,568     1,914,884
                                                                  ------------   ----------

             Total expenses..................................      46,658,136    33,355,702
                                                                  ------------   ----------

Net income before income taxes...............................       5,338,801     4,654,844

Provision for federal and state income taxes (see Note 7)....       1,887,672     1,553,046
                                                                  ------------   ----------

        Net income...........................................       3,451,129     3,101,798

Retained earnings at beginning of year.......................      11,863,774     8,761,976
                                                                  ------------   ----------

Retained earnings at end of year.............................     $15,314,903    11,863,774
                                                                  ===========    ==========



   The accompanying notes are an integral part of these consolidated financial statements.

                FIRSTPLUS CONSUMER FINANCE, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 For the years ended December 31,
                                                                                 --------------------------------
                                                                                      1998              1997
                                                                                    --------          --------
OPERATING ACTIVITIES

        Net income.............................................................      $ 3,451,129      3,101,798

        Adjustments to reconcile net income to net cash provided by operating activities:

             Provision for credit and insurance losses.........................        8,985,187      6,147,733

             Depreciation......................................................          628,852        574,429

             Amortization of intangible asset..................................        1,692,825        134,180

        Changes in operating assets and liabilities

             Prepaid and other assets..........................................         (300,362)     1,490,944

             Deferred tax asset................................................         (549,236)       (82,361)

             Accounts payable and other accrued liabilities....................         (208,293)       503,007
                                                                                     -----------     ----------

                  Net cash provided by operating activities....................       13,700,102     11,869,730
                                                                                     -----------     ----------

INVESTING ACTIVITIES...........................................................

        Increase in finance receivables, net...................................      (17,623,667)   (14,122,842)

        Increase in goodwill and loan premium from acquisitions................       (7,548,884)    (1,337,408)

        Purchase of premises and equipment, net................................         (999,649)      (615,175)

        Net assets acquired from branch acquisitions...........................      (19,332,921)    (7,151,297)
                                                                                     -----------     ----------

                  Net cash used in investing activities........................      (45,505,121)   (23,226,722)
                                                                                     -----------     ----------

FINANCING ACTIVITIES...........................................................

        Net proceeds from term debt, subordinate debentures, and notes
          payable..............................................................       34,292,262     13,819,314
                                                                                     -----------     ----------
                  Net cash provided by financing activities....................       34,292,262     13,819,314
                                                                                     -----------     ----------

                  Net increase in cash and cash equivalents....................        2,487,243      2,462,322

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.................................        3,503,009      1,040,687
                                                                                     -----------     ----------

CASH AND CASH EQUIVALENTS AT END OF YEAR.......................................      $ 5,990,252      3,503,009
                                                                                     ===========     ==========

CASH PAID FOR..................................................................

        Interest...............................................................      $ 6,453,253      4,512,281
                                                                                     -----------     ----------

        Income taxes...........................................................        2,977,558        857,812
                                                                                     -----------     ----------

        The accompanying notes are an integral part of these consolidated financial statements.

                FIRSTPLUS CONSUMER FINANCE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations and principles of consolidation

     The consolidated financial statements include the accounts of FIRSTPLUS Consumer Finance, Inc. (the Company) and its wholly owned subsidiaries: National Loans, Inc, The Modern Finance Company, Southern Management Corporation and FIRSTPLUS Consumer Finance of Kentucky. The Company is a consumer finance company based in Dallas, Texas whose principal business is originating direct consumer finance loans and purchasing retail installment contracts from selected dealers and merchants. The Company operates finance branches in Georgia, Mississippi, Ohio, South Carolina, Tennessee and Texas. All significant intercompany accounts and transactions have been eliminated.

     The Company is a wholly-owned subsidiary of FIRSTPLUS Financial Group, Inc.
(FPFG) of Dallas, Texas. The Company's direct subsidiaries resulted from either a merger transaction between FPFG and the respective subsidiary or an asset purchase by the Company. In the case of a merger between FPFG and the respective direct subsidiary, the former shareholders of the direct subsidiary exchanged all of the outstanding common stock for shares of FPFG. Following the exchange of stock, which was accounted for as a pooling of interests, the direct subsidiary became an indirect wholly-owned subsidiary of FPFG and a direct subsidiary of the Company.


Use of estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Finance receivables

     Finance receivables are reported at the principal balance outstanding, net of unearned interest, the allowance for loan losses and charge-offs. Interest included in the principal amount of pre-computed finance receivables is recognized as revenue under the following methods by subsidiary:

     National Loans--interest actuarial. Modern Finance Company--rule of 78s collection. Southern Management--rule of 78s collection. Firstplus Consumer Finance of Kentucky--rule of 78s accrual.

     Other finance receivables are written on a simple interest basis, and interest is recognized on an accrual basis.

     Fees received for the origination of loans are deferred and amortized to interest revenue over the average contractual lives of the loans using the interest method. Unamortized amounts are recognized in income at the time the loans are paid in full.

Allowance for credit losses

        Unpaid finance receivable balances are charged to the allowance for credit losses when considered to be uncollectible or if the cost of collection becomes prohibitive. In addition, unpaid consumer loan receivable balances are charged off against the allowance for credit losses no later than upon six consecutive months of no payment. Recoveries on loans previously charged off are credited to the allowance when received. The allowance for credit losses is maintained at 1.25 percent to 10 percent of the net outstanding loan balances, depending on the type of receivable. These percentages are based on past loss experience, economic conditions, composition of the loan portfolio and, in management's judgment, are sufficient to maintain the allowance at a level that adequately provides for potential loan losses. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the calculations.

Insurance premiums

     Insurance premiums for credit life, accident and health, involuntary unemployment, and property insurance written in connection with certain loans, net of refunds and applicable advance insurance commissions retained by the Company, are remitted monthly to an insurance company. All commissions are credited to unearned insurance commissions and accreted to income over the life of the related insurance contracts, using a method similar to that used for the recognition of interest income.


Premises and equipment

     Asset cost is reported net of accumulated depreciation. Depreciation and amortization of property, equipment, and leasehold improvements are computed on the straight-line method over the estimated useful lives of the related assets. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are charged to operations as incurred. Additions and betterments are capitalized.


Statement of cash flows

     Cash in excess of daily requirements is invested in overnight repurchase funds. These amounts are deemed to be cash equivalents for purposes of the consolidated statement of cash flows.


Income taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Under SFAS 109, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the consolidated financial statements or tax return. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Additionally, the Company participates in a tax sharing agreement whereby it is included in the consolidated federal tax returns of FPFG but pays taxes to FPFG based on its separate taxable income. Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.


Business combination and other acquisitions

     In April 1998, the Company completed the acquisition of substantially all of the assets of nine branches of ABC Credit Corporation for approximately $13.7 million. The branches are located in Kentucky. The excess of the purchase price over net assets acquired was approximately $2.8 million which is being amortized over ten years. During 1998, the Company purchased substantially all of the net assets of twenty-five additional consumer loan offices for approximately $11.9 million. The excess of the purchase price over net assets acquired was approximately $3.5 million which is being amortized over periods ranging from 3 to 10 years. The acquisitions were accounted for under the purchase method of accounting and the results of operations of the acquired locations are included in the consolidated financial statements from the date of acquisition.

                FIRSTPLUS CONSUMER FINANCE, INC. AND SUBSIDIARIES

NOTE 2--FINANCE RECEIVABLES

     The Company's finance receivables consist of the following:

                                                                               December 31,
                                                                          -----------------------
                                                                           1998              1997
                                                                          ------            ------

          Direct consumer loans.....................................     $108,686,752     87,995,631

          Retail contracts..........................................       40,111,036     18,705,366

          Interest receivable.......................................          411,743        136,879
                                                                         ------------    -----------

                                                                          149,209,531    106,837,876

          Less:

               Unearned interest revenue, insurance commissions
                  and premiums......................................       31,150,539     19,955,494

               Allowance for credit losses..........................        6,585,002      4,343,305
                                                                         ------------     ----------

                    Net consumer loans receivable...................     $111,473,990     82,539,077
                                                                         ============     ==========

     A majority of consumer loans are made for periods of up to five years and are either unsecured or collateralized by personal property such as automobiles and appliances. Certain consumer loans are collateralized by first or second mortgages on real estate and are made for periods of up to 15 years.

     An analysis of the Company's allowance for credit losses is as follows:

                                                     For the years ended
                                                         December 31,
                                                     -------------------
                                                       1998          1997
                                                     -------       -------

          Balance, January 1...................     $4,349,190     3,120,059

          Provision charged against income.....      7,872,090     6,147,733

          Provision from purchase of loans.....      2,597,728       947,131

          Loans receivable charged off, net....     (8,234,006)   (5,865,733)
                                                    ----------    ----------

          Balance, December 31.................     $6,585,002     4,349,190
                                                    ==========    ==========


     In addition to the above allowance for credit losses, the Company withholds certain percentage of proceeds remitted to automobile dealerships and other durable good retailers for loans purchased. These dealer reserves and holdbacks are allocated between the dealer and the Company, and the amounts allocated are remitted back to the dealer and recognized by the Company upon full payment of the respective dealers' aggregate loans. At December 31, 1998 and 1997, the dealer reserves and holdbacks amounted to approximately $1,233,000 and $2,239,000, respectively.

                FIRSTPLUS CONSUMER FINANCE, INC. AND SUBSIDIARIES

NOTE 3--PREMISES AND EQUIPMENT

     Premises and equipment is stated at cost less accumulated depreciation and is summarized as follows:

                                                              December 31,
                                                         ----------------------
                                                             1998        1997
                                                           -------      ------
          Land and land improvements................     $  189,720     189,720

          Buildings and leasehold improvements......      1,363,173   1,314,609

          Furniture and fixtures....................        634,389   2,927,947

          Office machines and equipment.............      4,481,182   1,021,614
                                                        -----------  ----------

                                                          6,668,464   5,453,890

          Less accumulated depreciation.............     (3,571,910) (2,877,719)
                                                        -----------  ----------

                                                         $3,096,554   2,576,171
                                                        ===========  ==========

NOTE 4--GOODWILL

     The Company from time to time enters into agreements to acquire loan portfolios and/or net assets of other companies. The excess of the purchase price over the net assets acquired results in an intangible asset and is amortized over periods ranging from 3 to 10 years. The acquisitions are accounted for under the purchase method of accounting and the results of operations of the acquired operations are included in the consolidated financial statements from the date of acquisition. At December 31, 1998 and 1997, the intangible asset amounted to $7,193,467 and $1,337,408, respectively.


NOTE 5--TERM DEBT AND NOTES PAYABLE

     The Company has entered into line-of-credit agreements secured by certain assets of the Company. As of December 31, 1998 and 1997, $73,136,066 and $47,373,466 was advanced of the $95,000,000 and $57,750,000 available under these agreements. The agreements are for periods up to two years and interest is charged at an adjusted rate of prime or Libor. Pursuant to events outlined in
Note 11, Subsequent Event, the line-of-credit agreements of the Company were repaid after December 31, 1998.

     The Company entered into a $632,000 five-year mortgage agreement with a bank in 1995 with interest at 8.25 percent. At December 31, 1998 and 1997 the outstanding balance is $303,589 and $349,975, respectively. The mortgage agreement requires monthly principal and interest payments of $6,132 until August, 2000, at which time the remaining balance is due and payable. As allowed by the agreement, two voluntary principal payments of $100,000 have been made. The mortgage agreement is secured by the Company's downtown Columbus facility.

     The aggregate amount of future maturities under term debt are as follows:

                            Year ending
                           December 31,
                          -------------

          1999.....                    $ 36,738

          2000.....                     266,851
                                       --------

                                       $303,589
                                       ========

                FIRSTPLUS CONSUMER FINANCE, INC. AND SUBSIDIARIES

NOTE 6--SUBORDINATED INVESTMENT CERTIFICATES AND NOTES PAYABLE

     Subordinated Investment Certificates and Notes Payable consist of the following:

                                                                               December 31,
                                                                             ----------------
                                                                             1998          1997
                                                                            ------        ------
          Subordinate debentures, with interest at a rate of prime
             plus .25 percent, payable through 1999.................      $2,200,000     2,257,385

          Money market certificates with maturities of 6 to 84
             months.................................................      21,910,017    19,872,492
                                                                         -----------    ----------
                                                                         $24,110,017    22,129,877
                                                                         ===========    ==========

     The average weighted interest rate on all money market certificates outstanding at December 31, 1998 and 1997 is approximately 7%. The certificates mature according to the terms stated above, or at the option of the holder for like period thereafter, subject to 60 days' notice for payment.

     The maturities of the subordinated investment certificates due in the next five years are as follows:

                           Year ending
                          December 31,
                         --------------

          1999..........      $9,026,017

          2000..........       4,044,825

          2001..........       5,115,450

          2002..........       2,497,625

          2003..........         748,250

          Thereafter....         477,850
                             -----------

                             $21,910,017
                             ===========

     The certificates are subordinated to indebtedness to banks and other financial institutions.


NOTE 7--INCOME TAXES

     Deferred income taxes are primarily the result of reporting the allowance for loan loss and the accrual of certain expenses differently for income tax purposes than for financial reporting purposes. The types of temporary differences and their related tax effects that give rise to the net deferred income tax asset are as follows:

                                                    December 31,
                                                 ------------------
                                                 1998          1997
                                               --------      --------
          Allowance for credit losses....     $1,346,000    1,156,863

          Goodwill.......................        387,351           --

          Other assets...................         94,442      121,694
                                              ----------    ---------

                                               1,827,793    1,278,557

          Valuation Allowance............             --           --
                                              ----------    ---------

          Net deferred tax asset.........     $1,827,793    1,278,557
                                              ==========    =========

                FIRSTPLUS CONSUMER FINANCE, INC. AND SUBSIDIARIES

     The provision for income taxes consists of the following:

                                               For the years ended
                                                   December 31,
                                              ---------------------
                                                1998          1997
                                               -------       ------
          Current........................    $2,352,475     1,861,938

          Deferred--other................      (464,803)     (308,892)
                                             ----------     ---------

          Provision for income taxes.....    $1,887,672     1,553,046
                                             ==========     =========

     Differences between the statutory federal income tax rate and the Company's effective tax rate result from the nondeductibility of certain business expenses.


NOTE 8--COMMITMENTS

     The Company occupies space under leases with original terms from one to four years. Net rental expense for the year ended December 31, 1998 and 1997 was $1,687,283 and $1,189,300, respectively.

     Future minimum rental payments under leases as of December 31, 1998 are as follows:

          1999...................     $1,523,574

          2000...................      1,114,517

          2001...................        791,510

          2002...................        585,074

          2003 and thereafter....      1,231,421
                                      ----------

                                      $5,246,096
                                      ==========

NOTE 9--RETIREMENT PLAN

     The Company's employees had the option to participate in the defined contribution employee benefit plan of FPFG. The Company's contributions to the FPFG plan are discretionary and allocated to participants based on length of service and base salary. During 1998, the Company did not make any contributions to the plan.


NOTE 10--TRANSACTIONS WITH PARENT

     During 1998 the Company purchased approximately $.5 million in mortgage loans and retail installment contracts secured by real estate from FPFG. Additionally, payroll and, from time to time, other expense items for the Company are processed and funded by FPFG. In connection with these services at December 31, 1998 the Company owed approximately $9,889,717 to FPFG. Pursuant to events outlined in Note 11, Subsequent Event, advances from FPFG were repaid.


NOTE 11--SUBSEQUENT EVENT

     On February 1, 1999, Thaxton Investment Corporation (TIC) purchased all shares of the Company's subsidiaries stock and the net assets of the Company pursuant to a stock purchase agreement between TIC and FPFG. The purchase by TIC was facilitated by the use of a leveraged buyout in which TIC obtained a significant amount of the funds necessary to purchase the Company's common stock by pledging the Company's assets in exchange for a loan to TIC.

Unaudited Pro Forma Consolidated Financial Data of The Thaxton Group, Inc.

     The following unaudited pro forma consolidated condensed statements of operations for the year ended December 31, 1999 gives effect to the acquisition of Thaxton Investment as if it occurred on January 1, 1999.

     The unaudited pro forma consolidated financial data and accompanying notes should be read in conjunction with the consolidated financial statements and related notes of Thaxton Group which are included elsewhere in this prospectus. Management believes that the assumptions used in the following statements provide a reasonable basis upon which to present the unaudited pro forma financial data. The unaudited pro forma consolidated financial data is provided for informational purposes only and should not be construed to be indicative of Thaxton's financial condition, results from operations or covenant compliance had the transaction described above been consummated on the dates assumed, and is not intended to project Thaxton Group's financial condition on any future date or Thaxton Group's results of operation for any future period.


            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                                      Year Ended December 31, 1999
                                                          ------------------------------------------------------
                                                                      FirstPlus Consumer
                                                                            Finance
                                                                          For the One
                                                                          Month Ended       Pro Forma     Total
                                                           Actual      January 31, 1999   Adjustments  Pro Forma
                                                         ---------    ------------------ ------------- ---------
                                                                                                 Unaudited
                                                         (Dollars in thousands, except per share amounts)
Income Statement Data:

        Interest and fee income......................      $59,140             4,061                   63,201

        Interest expense.............................       17,146               631         396(1)    18,173
                                                          --------           -------       -----      -------

        Net interest income..........................       41,994             3,430        (396)      45,028

        Provision for credit losses..................       11,938               700                   12,638
                                                          --------           -------       -----      -------

        Net interest income after provision for credit
          losses.....................................       30,056             2,730        (396)      32,390

        Insurance commissions, net...................       11,259               402                   11,661

        Other income.................................        1,617                46                    1,663
                                                          --------           -------       -----      -------

             Total other income......................       12,876               448                   13,324

Operating expenses...................................       40,387             2,557        (18)(2)    42,926

        Income before taxes from continuing
          operations.................................        2,545               621                    2,788
                                                                                           (378)
Income tax expense (benefit).........................        1,258               195         46(3)      1,499
                                                          --------           -------       -----      -------

Net income (loss) from continuing operations.........      $ 1,287               426       (424)        1,289
                                                          ========           =======       ====       =======

Net income (loss) per common share...................         0.13                                       0.13

Average common shares outstanding....................        6,976                                      6,976



        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          Year Ended December 31, 1999

(1) Reflects one month of additional interest expense and cost of borrowings (for January 1999) that would have been incurred by Thaxton Group to finance the acquisition of FirstPlus Consumer Finance, Inc. All additional costs of borrowing incurred after February 1, 1999, are included in the historical results of operations for Thaxton Group, Inc.
(2) Reflects the amortization over an assumed life of 20 years of the excess cost over net assets acquired incurred as a result of the acquisition of FirstPlus Consumer Finance, Inc. Amortization incurred after February 1, 1999 is included in the historical results of operations for Thaxton Group, Inc.
(3) Reflects the tax benefit or cost associated with the application of the pro forma adjustments.

     No officer, employee or other person has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering of notes covered by this prospectus. If given or made, such information or representations must not be relied on as having been authorized by Thaxton Group. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the information set forth in this prospectus or in the affairs of Thaxton Group.


                             The Thaxton Group, Inc.

                                   $75,000,000


                           Aggregate Principal Amount

                                       of

                             Subordinated Term Notes

                         Due 1, 6, 12, 36 and 60 Months

                                       and

                            Subordinated Daily Notes






                                   PROSPECTUS








                               February   , 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

     The Bylaws of Thaxton Group provide for indemnification of its officers and directors against liabilities and reasonable expenses incurred in connection with any action, suit or proceeding to which such person may be a party because he is or was a director or officer of Thaxton Group or serving in a similar capacity at Thaxton Group's request for another entity, to the fullest extent permitted by the laws of South Carolina. Under the laws of South Carolina, unless limited by its articles of incorporation, a corporation shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of such corporation, against reasonable expenses incurred by him in connection with the proceeding. South Carolina law also provides that a corporation may indemnify a director or officer if he acted in good faith and in a manner he reasonably believed to be, with respect to conduct in his official capacity, in the best interests of the corporation, and, in all other cases, in a manner not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, he had no reason to believe his conduct was unlawful. With respect to suits by or in the right of Thaxton Group, such a person may be indemnified if he acted in good faith and, in the case of conduct within his official capacity, he reasonably believed his conduct to be in Thaxton Group's best interest, and in all other cases, he shall not have been adjudged to be liable to Thaxton Group.

     The South Carolina Business Corporation Act of 1988 also permits certain corporations, including Thaxton Group, by a provision in its articles of incorporation, to limit or eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except with respect to any breach of the director's duty of loyalty to the corporation or its shareholders, or acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, or which occurred prior to the time such provision became effective, or with respect to transactions in which the director received an improper personal benefit, or for approving an unlawful distribution. Thaxton Group's Second Amended and Restated Articles of Incorporation include such a provision. As a result of the inclusion of such provision, shareholders of Thaxton Group may be unable to recover monetary damages against directors for action taken by them which constitute negligence or which are in violation of their fiduciary duty of due care, although they are not precluded from obtaining injunctive or other equitable relief with respect to such actions. Such provision is not effective to eliminate or limit statutory liabilities arising under federal law, including liabilities under federal securities laws.


Item 25. Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses to be incurred in connection with the offering of the securities:

Securities and Exchange Commission filing fee..................  $    18,750
NASD filing fee................................................        8,000
Printing expenses..............................................       50,000*
Legal fees and expenses........................................      200,000*
Accounting fees and expenses...................................      160,000*
Blue Sky filing fees...........................................       10,000*
Selling agent expenses.........................................       45,000*
Trustee's fees and expenses....................................       25,000*
Miscellaneous expenses.........................................      197,750*
Total..........................................................  $   712,500*

* Estimated

Item 26. Recent Sales of Unregistered Securities
     On July 1, 1997, Thaxton Group began offering and selling up to $10 million in subordinated term notes due 1, 6, 12, 36 and 60 months, with interest rates ranging from 5.5% to 8.25% per annum, in an intrastate offering registered with the State of South Carolina. This program terminated in February 1998 upon the commencement of the offering registered hereunder. Thaxton Group sold $5.4 million in aggregate principal amount South Carolina term notes of which $3.8 million is outstanding. Offers and sales of the South Carolina term notes were not registered under the Securities Act pursuant to the exemption provided by
Section 3(a)(11) thereunder.

     In December 1997, Thaxton Group entered into an agreement with Mr. Jack W. Robinson and some of his affiliates pursuant to which they exchanged 27,076 shares of common stock of Thaxton Group for an equal number of shares of Thaxton Group's Series B Convertible Preferred Stock. The terms of the Series B preferred stock are identical to Thaxton Group's Series A Preferred Stock except that dividends are payable, at Thaxton Group's option, in additional shares of Series B preferred stock. On July 1, 1998, Thaxton Group entered into a subsequent agreement with Mr. Robinson and some of his affiliates pursuant to which they exchanged all of the shares of Series B preferred stock, plus 29,200 shares of common stock for a total of 56,276 shares of the Thaxton Group's Series D Preferred Stock. The terms of the Series D preferred stock are similar to the Series A preferred stock, except that they provide for an $0.80 annual dividend rate on each share of the Series D preferred stock and they provide that the Series D preferred stock is not convertible into common stock. Neither of these transactions were registered under the Securities Act, pursuant to the exemption from registration provided by Section 4(2) of this statute for transactions not involving any public offering.

     In December 1998, Thaxton Group sold 800,000 shares of Series E Cumulative Preferred Stock for $10 per share to FINOVA, its primary lender. The stock pays a variable rate dividend of prime minus 1% through October 31, 2003, and prime plus 3% thereafter. Thaxton Group may redeem the preferred stock at any time at a price of $10 per share. As part of the agreement governing the issuance of stock, Thaxton Group reduced its overall credit line with FINOVA from $100,000,000 to $92,000,000. Although Thaxton Group has no obligation to redeem the stock at any time, under the terms of the agreement, FINOVA has the right, at its option, to ask Mr. James D. Thaxton, the majority shareholder of Thaxton Group, to repurchase the stock. The sale of the Series E preferred stock to FINOVA was exempt from registration under the Securities Act, pursuant to
Section 4(2) thereof for transactions not involving any public offering.

     In November 1999, Thaxton Group acquired Thaxton Investment by exchanging 3,223,000 shares of common stock for all of the outstanding common stock of Thaxton Investment. The capital stock of Thaxton Investment was acquired from James D. Thaxton. The transaction was not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof.

Item 27. Exhibits

1        Form of Selling Agent Agreement between The Thaxton Group, Inc. and Carolinas First Investments, Inc.
3.1      Second Amended and Restated Articles of Incorporation of The Thaxton Group, Inc.(2)
3.2      Bylaws of The Thaxton Group, Inc.(1)
4.1      Form of Indenture, dated as of February 17, 1998, between The Thaxton Group, Inc. and The Bank of New
         York, as Trustee.(3)
4.2      Form of Subordinated Daily Note (included as Exhibit A to Form of Indenture).(3)
4.3      Form of Subordinated One Month Note (included as Exhibit B to Form of Indenture).(3)
4.4      Form of Subordinated Term Note for 6, 12, 36 and 60 Month Note (included as Exhibit C to Form of
         Indenture).(4)
4.5      Form of D-1 Subordinated Daily Note. (12)
4.6      Form of M-1 Subordinated 1 Month Note. (12)
4.7      Form of T-1 Subordinated Term Note for 6, 12, 36 and 60 Month Note. (12)
5        Form of Opinion of Moore & Van Allen PLLC.
10.1     Second Amended and Restated Loan and Security Agreement dated August 30, 1999 among Finova Capital
         Corporation, The Thaxton Group, Inc., Thaxton Operating Company, Thaxton Insurance Group, Inc., TICO
         Credit Company, Inc., Eagle Premium Finance Co, Inc., Thaxton Commercial Lending, Inc. and Paragon
         Lending, Inc.(4)
10.2     Third Amended and Restated Schedule to Second Amended and Restated Loan and Security Agreement dated
         August 30, 1999 among Finova Capital Corporation, The Thaxton Group, Inc., Thaxton Operating Company,
         Thaxton Insurance Group, Inc., TICO Credit Company, Inc., Eagle Premium Finance Co, Inc., Thaxton
         Commercial Lending, Inc., Paragon Inc., TICO Premium Finance Company, Inc., TICO Reinsurance, Ltd., TICO
         Credit Company of Tennessee, Inc. and TICO Credit Company of North Carolina, Inc.(5)
10.3     Loan and Security Agreement dated January 25, 1999 among Finova Capital Corporation, Thaxton Investment
         Corporation, TICO Credit Company (Mississippi), Modern Finance Company, TICO Credit Company (Kentucky),
         TICO Credit Company (Tennessee), Southern Management Corporation, Modern Financial Services, Inc.,
         Southern Finance of South Carolina, Inc., Covington Credit of Texas, Inc., Covington Credit of Georgia,
         Inc. and Southern Finance of Tennessee, Inc.(6)
10.4     Fourth Amended and Restated Schedule to Loan and Security Agreement dated January 25, 1999 among Finova
         Capital Corporation, Thaxton Investment Corporation, TICO Credit Company (Mississippi), Modern Finance
         Company, TICO Credit Company (Kentucky), TICO Credit Company (Tennessee), Southern Management
         Corporation, Modern Financial Services, Inc., Southern Finance of South Carolina, Inc., Covington Credit
         of Texas, Inc., Covington Credit of Georgia, Inc., Southern Finance of Tennessee, Inc., Fitch National
         Reinsurance, Ltd., SOCO Reinsurance, Ltd. and Quick Credit Corporation.(7)
10.5     Plan of Share Exchange Agreement, dated September 30, 1999, by and among The Thaxton Group, Inc.,
         Thaxton Operating Company, Thaxton Investment Corporation and James D. Thaxton.(8)
10.6     Stock Purchase Agreement, dated August 31, 2000 between Thaxton Insurance Group, Inc. and Thaxton Life
         Partners, Inc.(9)
21       Subsidiaries of The Thaxton Group, Inc.(10)
23.1     Consent of Moore & Van Allen, PLLC (included in Exhibit 5 to this registration statement).
23.2     Consent of Cherry, Bekaert & Holland, LLP.
23.3     Consent of Elliott, Davis & Company, L.L.P.
24       Power of Attorney (included in signature page).
25       Form T-1, Statement of Eligibility of Trustee.(11)
----------
(1) Incorporated by reference to Thaxton Group's Registration Statement on Form SB-2, Commission File No.
    33-97130-A.
(2) Incorporated by reference to Thaxton Group's Annual Report on Form 10-KSB for the year ended December 31, 1998.
(3) Incorporated by reference to Exhibit 4.1 of Thaxton Group's Registration Statement on Form SB-2, Commission
    File No. 333-42623 (the "1998 Registration Statement").
(4) Incorporated by reference to Exhibit 10.6 of the 1998 Registration Statement.
(5) Incorporated by reference to Exhibit 10.6(a) of the 1998 Registration Statement.
(6) Incorporated by reference to Exhibit 10.7 of the 1998 Registration Statement.

(7)  Incorporated by reference to Exhibit 10.7(a) of the 1998 Registration Statement.
(8)  Incorporated by reference to Exhibit 10.8 of the 1998 Registration Statement.
(9)  Incorporated by reference to Exhibit 10.9 of the 1998 Registration Statement.
(10) Incorporated by reference to Exhibit 21 of the 1998 Registration Statement.
(11) Incorporated by reference to Exhibit 25 of the 1998 Registration Statement.
(12) To be filed by amendment.

Item 28. Undertakings
     The undersigned hereby undertakes:
          (1) To file, during any period in which offers or sales of the securities are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and
                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.
          (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
          (5) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto in the City of Lancaster, State of South Carolina on February 5, 2000.

                                            THE THAXTON GROUP, INC.


                                            By: /s/  Allan F. Ross
                                                -------------------------------
                                                        Allan F. Ross
                                                Vice President, Chief Financial
                                                   Officer, and Secretary


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Allan F. Ross his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might, or could, do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                              Title                                Date
            -----------                            -------                              ------
        /s/ JAMES D. THAXTON          Chairman of the Board of                     February 5, 2000
          James D. Thaxton               Directors, President and
                                         Chief Executive Officer
                                         (Principal Executive Officer)


        /s/ ROBERT L. WILSON          Executive Vice President, Chief              February 5, 2000
          Robert L. Wilson               Operating Officer and
                                         Director


         /s/ ALLAN F. ROSS            Vice President, Chief Financial              February 5, 2000
           Allan F. Ross                 Officer, Secretary and
                                         Director (Principal Financial
                                         and Accounting Officer)


       /s/ C. L. THAXTON, SR.         Director                                     February 5, 2000
         C. L. Thaxton, Sr.